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                                                                   EXHIBIT 10.42
                          PLAN AND AGREEMENT OF MERGER


                  THIS PLAN AND AGREEMENT OF MERGER (the "Agreement"), made as of this 31st day of March, 1999, is entered into by and among Philadelphia Consolidated Holding Corp., a Pennsylvania corporation (hereinafter referred to as the "Purchaser"), TJC Acquisition Corp., a Delaware corporation (the "Merger Subsidiary"), The Jerger Company, Inc., a Florida corporation (the "Company"), Thomas Jerger, Dean Jerger, and Richard M. Jerger, Jr., being the principal shareholders of the Company (the "Principal Shareholders") and Evelyn W. Jerger as Trustee of the Evelyn W. Jerger Revocable Trust u/a/d 3/23/92. The Principal Shareholders and Evelyn W. Jerger, as such Trustee, are referred to herein collectively as the "Shareholders".


                               W I T N E S S E T H

                  WHEREAS, the Shareholders and the respective Boards of Directors of the Purchaser and the Company have approved the merger (the "Merger") of the Company with and into the Merger Subsidiary in accordance with the Florida Business Corporation Act and the Delaware General Corporation Law (the "Acts"), with the effect that the Company will become a wholly-owned subsidiary of the Purchaser; and

                  WHEREAS, for federal income tax purposes, it is intended that the Merger qualify as a reorganization under the provisions of Section 368(a) of the Code, as hereinafter defined.

                  NOW, THEREFORE, in consideration of the premises and the mutual promises, representations, warranties and covenants hereinafter set forth, the parties hereto agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

         The capitalized terms used herein will have the meanings ascribed to them in Exhibit 1.1 hereto. Unless the context otherwise requires, such capitalized terms will include the singular and plural and the term "including" shall mean "including but not limited to." Wherever in this Agreement reference is made to the knowledge of the Company or any of the Principal Shareholders it means the actual knowledge of any of the Principal Shareholders, even if all of the Principal Shareholders did not have such knowledge, but shall not otherwise be deemed to include constructive or implied knowledge of any such persons; provided, however, that all of the Principal Shareholders shall be deemed to have actual knowledge of any matter as to which any of the Principal Shareholders had actual knowledge.
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                                   ARTICLE II
                           COVENANTS AND UNDERTAKINGS

                  2.1 The Merger. At the Effective Time and in accordance with the provisions of this Agreement and the Acts, the Company will be merged with and into the Merger Subsidiary in the Merger, the separate corporate existence of the Company shall thereupon cease, and the Merger Subsidiary shall be the surviving corporation (the "Surviving Corporation") which, effective with the Effective Time, shall change its name to "The Jerger Company, Inc."

                  2.2 Effective Time of Merger. The Merger shall become effective at the time on the Closing Date (the "Effective Time") of filing of Certificates of Merger with the Secretaries of State of the States of Delaware and Florida and in accordance with the provisions of the Acts.

                  2.3 Effects of Merger. Subject to the Acts, at the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of capital stock of the Purchaser or the Company:

                           2.3.1 Each share of Merger Subsidiary Common Stock
that is issued and outstanding immediately prior to the Effective Time shall remain outstanding;

                           2.3.2 Each share of Company Common Stock that is
issued and outstanding immediately prior to the Effective Time shall, subject to the provisions of Section 2.3.3, be converted into the right to receive:

                                (i) the Per Share Stock Consideration, PLUS

                                (ii) the Per Share Cash Consideration;

provided, however, that if the sum of (i) the aggregate of the Per Share Cash Consideration which would be delivered at the Effective Time plus (ii) $5,000,000 would exceed 55% of the aggregate of the Per Share Stock Consideration and the Per Share Cash Consideration (assuming for these purposes that the Market Price of the Stock are based on the closing price of the Purchaser Common Stock on the last trading day immediately prior to the Effective Time, rather than the average closing price thereof for the period shown in the definition of Market Price in Exhibit 1.1 hereto, then the aggregate consideration based on the Per Share Cash consideration will be reduced, and the aggregate consideration based on the Per Share Stock Consideration will be increased (with any additional shares of Purchaser Common Stock being valued at the Market Price thereof), by the amount of such excess.

                           2.3.3 [Intentionally omitted].

                           2.3.4 Notwithstanding anything to the contrary
contained herein, no fractional shares of Purchaser Common Stock shall be issued and any holder who would otherwise


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have received a fractional share of Purchaser Common Stock shall have a right to receive cash in an amount equal to such fraction multiplied by the Market Price;

                           2.3.5   Each outstanding certificate representing
shares of Company Common Stock shall be deemed, for all purposes, to evidence only the right to receive upon surrender of such certificate the consideration into which such shares of Company Common Stock are convertible; and

                           2.3.6   Each share of Company Common Stock that is
owned by the Company immediately prior to the Effective Time as treasury stock will be canceled and retired and will cease to exist, without any conversion thereof.

                           2.3.7.1 In the event that the 1999/00 Combined and
Consolidated Net Income is greater than the minimum amount set forth on Exhibit
2.3.7 attached hereto, the Purchaser shall pay to the Shareholders the amount (the "Contingent Merger Consideration") specified under the Contingent Merger Consideration Amount heading set forth on Exhibit 2.3.7 attached hereto opposite the 1999/00 Combined and Consolidated Net Income so earned listed on such Exhibit, which amount shall be paid pro-rata in accordance with each Shareholder's ownership of the Company's Common Stock. Such Contingent Merger Consideration shall be paid by Purchaser in cash within fifteen days after the final determination of such 1999/00 Combined and Consolidated Net Income in accordance with the provisions of Section 2.3.7.2.

                           2.3.7.2 In order to determine the 1999/00 Combined
and Consolidated Net Income, the Purchaser shall deliver to the Principal Shareholders the Surviving Corporation's 1999/00 Post-Closing Period Reviewed Income Statement and the Company's 1999 Pre-Closing Period Reviewed Income Statement, together with the related work papers for each, promptly after review thereof by the Purchaser's independent public accounting firm. The Principal Shareholders shall have thirty days after receipt thereof to review such statements and the accounting work papers related thereto. If the Principal Shareholders object to the Company's 1999 Pre-Closing Period Reviewed Income Statement or the Surviving Corporation's 1999/00 Post-Closing Period Reviewed Income Statement and the determination of 1999/00 Combined and Consolidated Net Income derived therefrom, they must do so on the basis that it does not conform to the requirements of this Agreement and shall give written notice to the Purchaser of such objection ("1999/00 NOI Objection Notice"). The 1999/00 NOI Objection Notice shall specify in reasonable detail the nature of and basis for any such objections (the "1999/00 Disputed Issues") and must be sent to the Purchaser within the above-specified 30-day review period. If no such notice is sent during such 30-day period, then the 1999/00 Combined and Consolidated Net Income shall be determined from the Surviving Corporation's 1999/00 Post-Closing Period Reviewed Income Statement and the Company's 1999 Pre-Closing Period Reviewed Income Statement delivered by the Purchaser, without adjustment. If the 1999 NOI Objection Notice is sent to the Purchaser within such period, the 1999/00 Disputed Issues raised by such notice, together with the supporting income statements and work papers, shall be submitted to the Settlement Auditor, who shall determine the Disputed Issues and make such changes to the Company 1999/00 Combined and Consolidated Net Income,


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if any, as shall be warranted based upon the Settlement Auditors resolution of the 1999/00 Disputed Issues. To assist the Settlement Auditor in making its determination, the parties shall provide the Settlement Auditor with such information pertaining to the 1999/00 Disputed Issues as it shall reasonably request. The determination of the Settlement Auditor shall be provided to the Principal Shareholders and the Purchaser in written form and shall be final, binding and conclusive on all parties for purposes of this Agreement and the 1999/00 Combined and Consolidated Net Income, as so adjusted (if adjusted), shall be used in determining the amount of the Contingent Merger Consideration.

                  2.4 Exchange of Certificates.

                           2.4.1 Exchange Procedures. Subject to delivery to
Purchaser by the Shareholders of certificates (the "Certificates") which immediately prior to the Effective Time represented all of the outstanding shares of Company Common Stock, at the Effective Time, the Purchaser shall deliver to each Shareholder (x) a certificate representing that number of shares of Purchaser Common Stock which such holder has the right to receive pursuant to
Section 2.3 and (y) cash (pursuant to an electronic transfer to such holder's designated account) representing the amount of the Per Share Cash Consideration and cash in lieu of fractional shares, if any, and unpaid dividends and distributions, if any, which such holder has the right to receive pursuant to the provisions of Sections 2.3.2 and 2.3.4, after giving effect to any required withholding tax, and the shares represented by the Certificates so surrendered shall be canceled forthwith. Until surrendered as contemplated by this Section 2.4, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon surrender a certificate representing shares of Purchaser Common Stock and Per Share Cash Consideration and cash in lieu of fractional shares, if any, and unpaid dividends and distributions, if any, as provided in this Article II.

                           2.4.2 No Further Ownership Rights in Company Common
Stock. All shares of Purchaser Common Stock issued upon surrender of Certificates in accordance with the terms hereof (including any cash paid pursuant to this Article II) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Common Stock represented thereby, and from and after the Effective Time there shall be no further registration of transfers on the stock transfer books of Company of shares of Company Common Stock. If, after the Effective Time, Certificates are presented to the Purchaser or Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Section 2.4

                           2.4.3 Investment. The Shareholders represent and
warrant to the Purchaser, and agree with the Purchaser that, they (A) understand that the Purchaser Common Stock to be acquired by the Shareholders pursuant to this Agreement has not been registered under the Securities Act, or under any state securities laws, and is being exchanged in reliance upon federal and state exemptions for transactions not involving a public offering, (B) are acquiring the Purchaser Common Stock solely for their own account for investment purposes, and not with a view towards the distribution thereof, (C) are sophisticated investors with knowledge and experience in business and financial matters and are "accredited investors", as that term is defined in Rule 501 under the


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Securities Act, (D) have received certain information concerning Purchaser, including, without limitation, (i) the most recent annual report on Form 10-K,
(ii) the three most recent quarterly reports on Form 10-Q, (iii) any current reports on Form 8-K since December 31, 1997, in each case as filed by Purchaser under the Securities Exchange Act, and (iv) the most recent annual report to the stockholders of Purchaser, and have had the opportunity to obtain additional information as desired in order to evaluate the merits and the risks inherent in holding Purchaser Common Stock, and (E) are able to bear the economic risk and lack of liquidity inherent in holding Purchaser Common Stock which has not been registered under the Securities Act.

                  2.5 Registration Rights. At the Closing hereunder, the Principal Shareholders and the Purchaser shall execute and deliver a Registration Rights Agreement substantially in the form attached hereto as
Exhibit 2.5.

                  2.6 Certificate of Incorporation. At the Effective Time, the Certificate of Incorporation of the Merger Subsidiary in effect immediately prior to the Effective Time shall remain in effect as the Certificate of Incorporation of the Surviving Corporation, until thereafter amended as provided by law. Purchaser has delivered a copy thereof to the Company.

                  2.7 Bylaws. The Bylaws of the Merger Subsidiary as in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation, until thereafter amended as provided by law. Purchaser has delivered a copy thereof to the Company.

                  2.8 Directors. The directors of the Merger Subsidiary immediately prior to the Effective Time shall be the directors of the Surviving Corporation and shall hold office from the Effective Time until their respective successors are duly elected or appointed and qualified in the manner provided in the Certificate of Incorporation and Bylaws of the Surviving Corporation, or as otherwise provided by law.

                  2.9 Officers. The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation and shall hold office from the Effective Time until their respective successors are duly elected or appointed and qualified in the manner provided in the Certificate of Incorporation and Bylaws of the Surviving Corporation, or as otherwise provided by law.

                  2.10 HSR Act Filings. As promptly as practicable after the execution of this Agreement, and in any event not later than the fourteenth business day following the date of this Agreement, the Purchaser and the Company shall, in cooperation with each other, make the required filings in connection with the transactions contemplated by this Agreement under the HSR Act with the Federal Trade Commission ("FTC") and the Antitrust Division of the United States Department of Justice ("DOJ"), and, as promptly as practicable from time to time thereafter, each party shall make all such further filings and submissions, and take such further action, as may be required in connection therewith. The Purchaser and the Company shall each request early termination of the waiting period with respect to such filings. Each party shall furnish the other all information in its


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possession necessary for compliance by the other with the provisions of this
Section 2.10. The Purchaser and the Company shall each notify the other promptly after receiving any request for additional information with respect to such filings from either the DOJ or the FTC and the party receiving the request shall use its reasonable efforts to comply with such request as soon as possible. Neither party shall withdraw any such filing or submission without the written consent of the other party. Notwithstanding the foregoing, the Purchaser shall not be required to accept any conditions that may be imposed by the FTC or the DOJ in connection with such filings that will require the Purchaser or any of its Affiliates to dispose of any assets or take any other action if such disposition or action is reasonably likely to have a material adverse effect on the Purchaser, the Company or any of their respective Affiliates.

                  2.11 Compliance with Securities Laws. In connection with the transactions contemplated by this Agreement, the parties hereto agree to cooperate with one another in complying with the provisions of the Securities Act and the General Rules and Regulations thereunder, and all other applicable federal and state securities laws, and each of them agrees to furnish the other, or its counsel, with such information, and to take such actions, as may be reasonably requested in respect of such compliance.

                  2.12 Conduct of the Business of the Company Prior to Closing.

                           2.12.1 Except (i) with the prior consent in writing
of the Purchaser, (ii) as may be required to effect the transactions contemplated by this Agreement, (iii) as provided otherwise in this Agreement or
(iv) as set forth on Schedule 2.12.1 of the Disclosure Letter, the Company covenants that, between the date of this Agreement and the Effective Time, the Company will, and will cause each of the Subsidiaries to, conduct its business only in the ordinary course, and that the Company, and each of the Subsidiaries will: (a) use reasonable efforts to preserve its organization intact and to preserve its assets and the goodwill of its clients, customers and others having business relations with it; and (b) maintain its properties as of the date hereof in the same working order and condition as such properties are in as of the date of this Agreement, reasonable wear and tear excepted and will not dispose of any such assets except in the normal course of business at fair market value in connection with its normal discontinuance or replacement program, (the foregoing notwithstanding, the Company will be entitled to complete its currently-in-progress capital improvements program, but shall not, without the prior written consent of the Purchaser, expend an aggregate of more than $180,000 in connection therewith after the date of this Agreement).

                           2.12.2 Except (i) with the prior consent in writing
of the Purchaser, (ii) as provided otherwise in this Agreement or (iii) as set forth on Schedule 2.12.2 of the Disclosure Letter, between the date of this Agreement and the Effective Time, neither the Company nor any of its Subsidiaries will:


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                           (i) except as otherwise required by GAAP, make any
changes in its accounting methods or practices and will give the Purchaser written notice of all changes in accounting estimates promptly upon determination thereof;

                           (ii) adopt a plan of complete or partial liquidation
or declare, set aside, increase or pay any dividend (including any stock dividends), or declare or make any distribution on, or directly or indirectly combine, redeem, reclassify, purchase, or otherwise acquire, any shares of its capital stock or authorize the creation or issuance of, or, issue, deliver or sell any additional shares of its capital stock or any securities or obligations convertible into or exchangeable for its capital stock or effect any stock split or reverse stock split or other recapitalization;

                           (iii) amend its Certificate or Articles of
Incorporation or by-laws, or adopt or amend any resolution or agreement concerning indemnification of its directors, officers, employees or agents;

                           (iv) pledge or otherwise encumber any shares of its
capital stock or the capital stock of any of the Subsidiaries or other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, or any other voting securities or convertible securities;

                           (v) fail to maintain its books, accounts and records
in the usual manner on a basis consistent with that heretofore employed or change any accounting method, policy, practice or application previously employed except as required by any changes in GAAP after the date hereof;

                           (vi) with respect to the Company and its
Subsidiaries, fail to pay, or to make adequate provision in all material respects for the payment of, all Taxes, interest payments and penalties due and payable, for all periods up to the Effective Date, including that portion of its fiscal year to and including the Effective Time) to any city, state, the United States, foreign or any other taxing authority, except those being contested in good faith by appropriate proceedings and for which sufficient reserves have been established, or make any elections with respect to Taxes;

                           (vii) make any material Tax election that is
inconsistent with any corresponding election made on a prior return or settle or compromise any income Tax liability for an amount materially in excess of the liability therefor that is reflected on the Company Financial Statements;

                           (vii) violate any applicable law, statute, rule,
governmental regulation or order if such violation is reasonably likely to have a Company Material Adverse Effect on such party; or


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                           (ix) authorize any of, or agree or commit to do any
of, the foregoing actions.

                  2.13 Intercompany Accounts and Services. Except as noted in
Schedule 2.13 of the Disclosure Letter, prior to or at the Closing, each of the Company and the Subsidiaries will settle as of the Closing all cash overdrafts, loans, advances, intercompany payables or receivables, indebtedness and other accounts between the Company or any of the Subsidiaries on the one hand, and any employee or any Affiliate of any employee.

                  2.14 Examination of Property and Records. Between the date of this Agreement and the Closing Date, the Company will allow the Purchaser, its counsel and accountants and other representatives access to all the books, records, files, documents, assets, properties, contracts, employees, vendors, customers and agreements of the Company and the Subsidiaries which may be reasonably requested, and shall furnish the Purchaser, its officers and representatives during such period with all information concerning the affairs of the Company and the Subsidiaries which may be reasonably requested. The Purchaser will conduct any investigation in a manner which will not unreasonably interfere with the business of the Company and the Subsidiaries and will advise and coordinate with Thomas Jerger prior to any contacts with employees, vendors or customers.

                  2.15 Consents and Approvals. The Company and the Purchaser mutually agree to use reasonable efforts and to cooperate to obtain the waiver, consent and approval of all Persons whose waiver, consent or approval (i) is required in order to consummate the transactions contemplated by this Agreement or (ii) is required by any material agreement, lease, instrument, arrangement, judgment, decree, order or license to which the Company, any Subsidiary, or the Purchaser or any Shareholder or any Affiliate of any Shareholder is a party or subject to on the Closing Date and (a) which would prohibit, or require the waiver, consent or approval of any person to such transactions or (b) under which, without such waiver, consent or approval, such transactions would constitute an occurrence of default under the provisions thereof, result in the acceleration of any obligation thereunder or give rise to a right of any party thereto to terminate its obligations thereunder. The Principal Shareholders represent and warrant that, to their knowledge, all required written notices, waivers, consents and approvals required to be obtained by the Company from persons other than governmental authorities are listed on Schedule 2.15 of the Disclosure Letter.

                  2.16 Employment Agreements. At Closing the Purchaser will execute Employment Agreements substantially in the form and substance of as
Exhibit 2.16 hereto with Thomas Jerger and Dean Jerger.

                  2.17 Supplying of Financial Statements, and Other Information.

                           (a) Between the date of this Agreement and the
Effective Time, the Company covenants to deliver to the Purchaser (i) all regularly prepared monthly, and other, unaudited financial statements of the Company and the Subsidiaries prepared after the date of this Agreement, in format historically utilized internally, as soon as available but not later than the 30th


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of each month following each statement's date; (ii) all press releases of the
Company released after the date of this Agreement and prior to the Effective Time prior to the time such releases are released to the public; and (iii) such other information concerning the Company and the Subsidiaries as the Purchaser shall reasonably request.

                           (b) Between the date of this Agreement and the
Effective Time, the Purchaser covenants to deliver to the Company (i) all Purchaser SEC Documents promptly after such documents are filed with the SEC;
(ii) all regularly prepared unaudited financial statements of the Purchaser prepared after the date of this Agreement, in format historically utilized internally, as soon as available; (iii) all press releases of the Purchaser released after the date of this Agreement and prior to the Effective Time concurrently with the time such releases are released to the public; and (iv) such other information concerning the Purchaser as the Company shall reasonably request.

                  2.18 Employee Matters.

                           2.18.1 After the Closing and until such date as the
Company's employees commence participation in the Purchaser's employee benefit plans, as described in the next sentence (the "Plan Transfer Date" which shall vary from plan to plan), the Purchaser shall use commercially reasonable efforts to cause the Surviving Corporation to take whatever action is necessary or appropriate to cause the Surviving Corporation to maintain, to the extent practicable, the participation, sponsorship and/or maintenance of the Company's employee benefit plans in substantially the form as in existence prior to the Effective Time. The Purchaser's employee benefit plans are described in Purchaser's employee policy manual dated October, 1998, and also include a stock option and employee stock purchase plan, descriptions of which have previously been sent to the Company by the Purchaser. All employees of the Surviving Corporation shall, to the extent not inconsistent with the immediately preceding sentence, be eligible to become participants in the employee benefit plans and programs maintained by the Purchaser for similarly situated employees of the Purchaser. Such employee benefit plans that are health benefit plans shall (i) recognize expenses and claims that were incurred by such employees in the plan year in which the Plan Transfer Date occurs and recognized for similar purposes under the Company's plans as of the Plan Transfer Date and (ii) provide coverage (without any required waiting period) for pre-existing health conditions to the extent covered under the applicable plans or benefit programs of the Company as of the Plan Transfer Date. In addition, such employee benefit plans and programs shall credit such employees with years of service with the Company and any businesses acquired by the Company for all plan purposes, provided that no such crediting shall be required to the extent that it would result in a duplication of benefits or require contributions for years prior to the Effective Time.

                           2.18.2 The Company shall provide the Purchaser with
any information which the Purchaser shall reasonably request concerning the employees of the Company (the "Employees"), and shall cooperate with, and assist, the Purchaser with respect to the commencement of participation of any Employee in the Surviving Corporation's benefit plans or arrangements.


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                  2.19 Tax Free Reorganization Treatment. The Company, the
Purchaser and the Shareholders covenant and agree that they will treat the Merger, for federal income tax purposes, as a tax-free reorganization under Sections 368(a)(1)(A) and 368(a)(2)(D) of the Code. Following the Merger, neither the Purchaser, the Surviving Corporation, the Shareholders nor any Affiliate thereof shall take, or cause to be taken, any action which, after consultation with counsel, it reasonably believes would jeopardize the status of the Merger as a tax-free reorganization within the meaning of Section 368(a) of the Code.

                  2.20 Shareholder Approval. The Shareholders have unanimously approved this Agreement pursuant to the applicable provisions of the Florida Business Corporation Act.

                  2.21 Continuation of Indemnification. From and after the Closing, the Purchaser and the Surviving Corporation will, to the extent permitted by applicable law, indemnify and advance expenses to the officers and directors of the Company and Subsidiaries who served in such capacity prior to the Effective Time for any and all claims related to matters occurring prior to the Effective Time to the same extent that such persons are entitled to indemnity under the Florida Business Corporation Act and the Company's Certificate of Incorporation and Bylaws in effect immediately prior to the Effective Time, provided that the Purchaser and the Surviving Corporation shall not be required to indemnify the Principal Shareholders for any matter with respect to which the Principal Shareholders would otherwise be required to indemnify the Purchaser and the Merger Subsidiary under the provisions of
Article IX of this Agreement.

                  2.22 Noncompetition, Trade Secrets, Etc.

                           (a) Each Shareholder agrees that, in consideration of
the payments and Purchaser Common Stock to be received by such Shareholder pursuant to this Agreement, for a period of time after the Closing hereunder ending with the later of (i) three years after the termination of Shareholder's employment (if any) with the Purchaser or any Affiliate thereof for any reason other than (x) termination by the Shareholder for good reason or termination by the employer without cause, as those terms are defined in the Shareholder's employment agreement, if any, with the Surviving Corporation (but in no event more than three years after any Change of Control of Purchaser) or (ii) five years after the Effective Time, such Shareholder shall not directly or indirectly induce or attempt to influence any employee of any member of the Purchaser Group to terminate his or her employment with such member and shall not engage in (as a principal, partner, director, officer, agent, employee, consultant or otherwise) or be financially interested in any mobile home insurance business operating within any State in which any member of the Company Group is then writing or has plans to write mobile home insurance within the next twelve months after the date of determination. However, nothing contained in this paragraph shall prevent any Shareholder from holding for investment no more than two percent (2%) of any class of equity securities of a company whose securities are traded on a national securities exchange.

                           (b) From and after Closing hereunder, no Shareholder
shall use for his or her personal benefit, or, except as may be required by law or judicial process, disclose, communicate


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or divulge to, or use for the direct or indirect benefit of any person, firm, association or company other than the Purchaser or any member of the Purchaser Group, any confidential proprietary information or trade secret of the Company which is not otherwise available to the public or known to persons outside of the Company by means other than those which would constitute a breach of this paragraph by any Shareholder.

                           (c) The Shareholders acknowledge that the
restrictions contained in this Section 2.22 are reasonable and necessary in order to protect the legitimate interests of the Purchaser, and that any violation thereof would result in irreparable injuries to the Purchaser, and the Shareholders therefore acknowledge that, in the event of any violation of any of these restrictions, the Purchaser shall be entitled to obtain from any court of competent jurisdiction preliminary and permanent injunctive relief as well as damages and an equitable accounting of all earnings, profits and other benefits arising from such violation, which rights shall be cumulative and in addition to any other rights or remedies to which Purchaser may be entitled.

                           (d) If the period of time or the area specified in
subparagraph (a) above should be adjudged unreasonable in any proceeding, then the period of time shall be reduced by such number of months or the area shall be reduced by the elimination of such portion thereof or both so that such restrictions may be enforced in such area and for such time as is adjudged to be reasonable. If any Shareholder violates any of the restrictions contained in the foregoing subparagraph (a), the restrictive period shall not run in favor of such Shareholder from the time of the commencement of any such violation until such time as such violation shall be cured by such Shareholder to the satisfaction of the Purchaser.

                  2.23 Payoff of Company Obligations at Closing. At the Closing the Purchaser shall pay off the Company obligations listed on Schedule 2.23 of the Disclosure Letter.

                  2.24 Representation on Purchaser's Board. In addition to the rights granted in Thomas Jerger's Employment Agreement, Mr. Jerger shall be nominated by Purchaser as a part of management's slate for election to Purchaser's Board of Directors for so long as the Shareholders collectively own at least 2% of the outstanding common stock of the Purchaser.

                  2.25 No Solicitation.

                           (a) No member of the Company Group or any Shareholder
shall directly or indirectly, through any officer, director, employee, representative or agent of any member of the Company Group, solicit or encourage the initiation or submission of any inquiries, proposals or offers regarding any acquisition, merger, take-over bid, sale of all or substantially all of the assets or any of the outstanding shares of capital stock of the Company or any Subsidiary, whether or not in writing and whether or not delivered to the shareholders of the Company generally, including, without limitations, by way of a tender offer (any of the foregoing inquiries or proposals being referred to herein as an "Acquisition Proposal").

                           (b) The Company shall promptly notify the Purchase
after receipt of any formal, informal, written or oral Acquisition Proposal or any request for nonpublic information relating to any member of the Company Group in connection with an Acquisition Proposal or for access to the properties, books or records of any member of the Company Group that informs the Board of Directors or any member of the Company Group that some other Person is considering making, or has made, an Acquisition Proposal. To the extent not prohibited by confidentiality provisions imposed by the offering party or by applicable law, such notice to the Purchaser shall be made orally and in writing and shall indicate in reasonable detail the identity of the offeror and the terms and conditions of such proposal, inquiry or contact.

                  2.26 Consultation and Reporting. During the period from the date of this Agreement to the Effective Time, each of Purchaser and Company will, subject to any applicable legal or contractual restrictions, confer on a regular and frequent basis with the other party to report material operational matters and to report on the general status of ongoing operations including profits margin options, cost increases and material adverse trends. Each party will notify the other party of any unexpected emergency or other material change in the normal course of its business or in the operation of its properties and of any material governmental complaints, investigations, adjudicatory proceedings, or hearings (or communications indicating that the same may be contemplated) and will keep the other party fully informed of such events and permit representatives of the other party prompt access to all materials prepared by or on behalf of such party or served on of the other party, in connection therewith. Each party shall further, upon obtaining knowledge of any of the following, promptly notify the other party of: (a) any notice or other communication from any person alleging that the consent of such person is or may be required in connection with the Merger, (b) any notice or other communication from any governmental or regulatory agency or authority in connection with the Merger, and (c) any actions, suits, claims, investigations or other judicial proceedings commenced or threatened against the Purchaser Group or the Company Group which relate to the consummation of the Merger; provided that no party shall be required to make any disclosure to the extent such disclosure would constitute a violation of any applicable law.

                  2.27 Notice and Cure. Each of the Purchaser and the Company will notify the other of, and will use all commercially reasonable efforts to cure before the Closing, any event, transaction or circumstance, as soon as practical after it becomes known to such party, that causes or will cause any covenant or agreement of either party under this Agreement to be breached or that renders or will render untrue any representation or warranty of either party contained in this Agreement. Each such party also will notify the other in writing of, and will use all commercially reasonable efforts to cure, before the Closing, any violation or breach, as soon as practical after it becomes known to such party, of any representation, warranty, covenant or agreement made by either party. No notice given pursuant to this paragraph shall have any effect on the representations, warranties, covenants or agreement contained in this Agreement for purposes of determining satisfaction of any condition contained herein or the liability of any party with respect thereto.

                  2.28 Update Schedules. At Closing, each party hereto will disclose to the other any information contained in its representations and warranties and on the related Disclosure Letters that, because of an event occurring after the date hereof, is incomplete or no longer correct; provided, however, that none of such disclosures will be deemed to modify, amend or supplement the representations and warranties of such party unless the other party consents to such modification, amendment or supplement in writing. In addition, the Principal Shareholders and the Purchaser will promptly notify each other of any event, circumstance or occurrence of which any of them have knowledge which has or is reasonably likely to have a Material Adverse Affect upon the Company or the Purchaser, respectively.

                  2.29 Necessary Consents. Each of Purchaser, the Shareholders and the Company shall, and shall cause each other member of the Purchaser Group or Company Group, as applicable, to use commercially reasonable efforts to obtain such written consent and take such other actions as may be necessary or appropriate for Purchaser or Company and each other member of the Purchaser Group or Company Group. as applicable, to facilitate and allow the consummation of the transactions provided for herein and to facilitate and allow the Purchaser and the Surviving Corporation to carry on the acquired business after the Closing Date.

                  2.30 Regulatory Approval. Each of Purchaser, the Shareholders and Company shall, and shall cause each other member of the Purchaser Group and the Company Group respectively to, where required pursuant to the HSR Act or the rules or regulations of any regulatory agency, including all required insurance regulatory agencies, execute and file, or join in the execution and filing, with any application or other document that may be necessary in order to obtain the authorization, approval or consent of any governmental body, federal, state, local or foreign which may be reasonably required, in connection with the consummation of the transactions provided for in this Agreement.

                  2.31 Satisfaction of Conditions Precedent. Subject to the terms and conditions of this Agreement, the Purchaser, the Company and the Shareholders will each use commercially reasonable efforts to satisfy or cause to be satisfied all the conditions precedent that are applicable to each of them, and to cause the transactions contemplated by this Agreement to be consummated, and, without limiting the generality of the foregoing, to obtain all material consents and authorizations of third parties and to make filings with, and give all notices to, third parties that may be necessary or reasonably required on its part in order to effect the transactions contemplated hereby.

                  2.32 Transfer of Operations of MAC. Prior to Closing, the Shareholders shall cause the business operations, corporate name, books and records (or copies thereof), goodwill, ongoing business opportunities to be transferred, free and clear of all liens, to Mobile Homeowners Insurance Agencies, Inc. ("MHIA"), without any payment of consideration therefor and without any assumption of liabilities of MAC by MHIA.

                  2.33 Transfer of ARX Warrants. Prior to the Closing, Thomas Jerger shall transfer to the Company for no consideration his Class A, Class B and Class C Warrants to purchase an aggregate of 541 shares of common stock of ARX Holdings Corp. for one cent per share, which warrants should have been issued to the Company but were inadvertently issued to Mr. Jerger, and he shall cooperate with the Company and the Purchaser to have such warrants reissued of record in the name of the Company.

                  2.34 Filing with respect to Top Hat Plan. The Principal Shareholders shall, with respect to the salary continuation agreements and deferred compensation plan for T. Bruce Meyer and Steve Beaty (the "Top Hat Plans"), have made or paid (or shall have caused to be made or paid), as the case may be

                  1) all filings required to be made by the United States Department of Labor ("DOL") and the Internal Revenue Service ("IRS"); and

                  2) all fees required to be paid by the DOL and the IRS, including fees for late filings, if any.

In the event the Principal Shareholders can, with respect to the Top Hat Plans, provide documentation satisfactory to the Purchaser that all filings required to be made by the DOL and the IRS have been filed timely and that all fees to the DOL or the IRS payable with respect to the Top Hat Plans have been paid, if any, or if all filings and fees have been made and paid with respect to the Top Hat Plans so as properly to comply with the requirements for a late filing under the DOL's Delinquent Filer Voluntary Compliance Program, then a failure to have made a timely filing with respect to the Top Hat Plans shall not be treated as a breach of Sections 3.16.2 or 3.16.3 hereof.


                                  ARTICLE III
          REPRESENTATIONS AND WARRANTIES OF THE PRINCIPAL SHAREHOLDERS

         The Principal Shareholders represent and warrant to the Purchaser and the Merger Subsidiary as follows:

                  3.1 Organization, Standing and Foreign Qualification.

                           3.1.1 The Company and each of its Subsidiaries is a
corporation duly organized, validly existing and in good standing under the laws of its respective jurisdiction of incorporation as set forth in Schedule 3.1.1 of the Disclosure Letter and has full corporate power and authority to carry on its business as it is now being conducted and to own and lease the properties and assets which it now owns or leases.

                           3.1.2 The Company and each of its Subsidiaries is
now, and will be at Closing, duly qualified and/or licensed to transact business and in good standing as a foreign corporation in the jurisdictions listed in
Schedule 3.1.2 of the Disclosure Letter, and the character of the property owned or leased by the Company and each of its Subsidiaries and the nature of the business conducted by them do not require such qualification and/or licensing in any other jurisdiction, except where the failure to be so qualified or licensed would not have a Company Material Adverse Effect.

                           3.1.3 Except as disclosed in Schedule 3.1.2 of the
Disclosure Letter, the Company does not have any Subsidiaries.

                  3.2 Authority and Status. The Company and each of the Shareholders has the corporate or individual capacity and authority to execute and deliver this Agreement, to perform hereunder and, subject to the terms and conditions hereof, to consummate the transactions contemplated hereby. The execution, delivery and performance by the Company of this Agreement and each and every agreement, document and instrument provided for herein have been duly authorized and approved by the Board of Directors and Shareholders of the Company. This Agreement and each and every agreement, document and instrument to be executed, delivered and performed by the Company or the Shareholders in connection herewith constitute or will, when executed and delivered, constitute the valid and legally binding obligations of the Company and the Shareholders enforceable against them in accordance with their respective terms, except as enforceability may be limited by applicable general equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws from time to time in effect affecting the enforcement of creditors' rights generally. Attached as Schedule 3.2 of the Disclosure Letter are true, correct and complete copies of the Certificate or Articles of Incorporation and Bylaws of the Company and each Subsidiary.

                  3.3 Capitalization. The authorized capital stock of the Company consists of 10,000 shares of common stock, par value $1.00 per share, of which 4,600 are issued and outstanding as of the date of this Agreement. All outstanding securities of each Subsidiary (except Jerger & Sons, Inc., all of the outstanding shares of which are owned by Mobile Homeowners Insurance Agency, Inc.), are owned by the Company and the amount of shares issued and outstanding and held in treasury for each such Subsidiary are as set forth on Schedule 3.3 of the Disclosure Letter. All of the outstanding shares of the Company are owned by the Shareholders as indicated on Schedule 3.3 of the Disclosure Letter. As of the Closing Date, the Shareholders will own all of the issued and outstanding shares of the Company, and the Company will own all of the issued and outstanding shares of each of the Subsidiaries, in each case free and clear of all liens, claims, charges and encumbrances of any nature whatsoever except Permitted Liens, and the authorization or consent of no other person or entity is required in order to consummate the transactions contemplated herein by virtue of any such person or entity having an equitable or beneficial interest in the Company or the capital stock of the Company. There are no outstanding (and there will not on the Closing Date be any outstanding) options, warrants, calls, commitments or plans by the Company or any Subsidiary to issue any additional shares of its capital stock, to pay any dividends on such shares or to purchase, redeem, or retire any outstanding shares of its capital stock, nor are there outstanding any securities or obligations which are convertible into or exchangeable for any shares of capital stock of the Company or any such Subsidiary.

                  3.4 Absence of Equity Investments. Except as described in
Schedule 3.4 of the Disclosure Letter, neither the Company nor any Subsidiary owns, either directly or indirectly, of record or beneficially any shares or other equity interests in any corporation, partnership, limited partnership, joint venture, trust or other entity. Except as disclosed in Schedule 3.4 of the Disclosure Letter, to the knowledge of the Company, no officer or director of the Company or any Subsidiary or other Affiliate of such person, directly or indirectly, owns of record or beneficially any shares or other equity interests in any corporation (except as a Shareholder holding less than one percent (1%) interest in a corporation whose shares are traded on a national or regional securities exchange or in the over the counter market), partnership, limited partnership, joint venture, trust or other business entity, all or any portion of the business of which is competitive with that of the Company or any of the Subsidiaries.

                  3.5 Consolidated Financial Statements.

                           (a) The Company has delivered to the Purchaser true,
correct and complete copies of the Company's consolidated financial statements for the periods ended December 31, 1996, December 31, 1997 and December 31, 1998 (collectively, the "Company Financial Statements"). The Company Financial Statements were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto), and fairly present the consolidated financial position of the Company and its Subsidiaries as at the dates thereof and the consolidated results of its operations and cash flows for the periods then ended. Neither the Company nor any Subsidiary has any liabilities, whether fixed, contingent, or otherwise, except as and to the extent reflected in the December 31, 1998 Balance Sheet which is part of the Company Financial Statements, incurred in the ordinary course of business since December 31, 1998 or disclosed on Schedule 3.5 of the Disclosure Letter.

                           (b) The Company has delivered to Purchaser true,
correct and complete copies of the following SAP Statements for the Insurer
Subsidiaries: SAP Statements for each Insurer Subsidiary for the years ended December 31, 1996, 1997 and 1998, and the notes related thereto ("SAP Financial Statements"). Each of the SAP Financial Statements complied in all material respects with all applicable laws when so filed, and all material deficiencies known to the Company with respect to any such SAP Financial Statements have been cured or corrected. Each such SAP Financial Statement including without limitation each balance sheet and each of the statements of income, capital and surplus account, and cash flow contained in the respective SAP Financial Statement, was prepared in accordance with SAP, is true and complete in all material respects, and fairly presents the financial condition, assets and properties and liabilities of each Insurer Subsidiary as of the respective dates thereof, and the results of operations and changes in capital and surplus and in the cash flow of each such Insurer Subsidiary for and during the respective periods covered thereby. All reserves with respect to insurance written or assumed by each Insurer Subsidiary as established or reflected an such SAP Financial Statements were determined in accordance with generally accepted actuarial principles and practices and are in all material respects in accordance with the related insurance, coinsurance and reinsurance contracts of the Insurer

Subsidiaries, and meet in all material respects the requirements of the insurance laws of the jurisdictions in which such contracts were issued or delivered.

                  3.6 Taxes. Except as disclosed on Schedule 3.6 of the Disclosure Letter, the Company and each of the Subsidiaries has duly filed all federal and state, local and foreign income, franchise, excise, real and personal property and other Tax Returns and reports required to have been filed by the Company or any of the Subsidiaries. All of the foregoing Returns and reports are true and correct in all material respects, and the Company, or the Subsidiaries has paid or, prior to the Effective Time, will pay all Taxes, interest and penalties required to be paid in respect of the periods covered by such material Returns or reports to any federal, state, foreign, local or other taxing authority. Except as disclosed in Schedule 3.6 of the Disclosure Letter, the Company has paid or made adequate provision in the financial statements of the Company included in the Company Financial Statements for all material Taxes in respect of all periods ending on or prior to the date of the Company Financial Statements. Neither the Company nor any of its Subsidiaries has any liability for any Taxes in excess of the amounts so paid or current liabilities for taxes payable shown and expressed in dollars (whether or not specifically identified as taxes payable) on the Company Financial Statements for periods ending on or before December 31, 1998, and neither the Company nor any of its Subsidiaries is delinquent in the payment of any Tax, assessment or governmental charge and, except as disclosed on Schedule 3.6 of the Disclosure Letter, none of them has requested any extension of time within which to file any returns in respect of any fiscal year which have not since been filed. No deficiencies for any Tax, assessment or governmental charge have been proposed in writing and given to the Company or the Principal Shareholders or, to the knowledge of the Principal Shareholders, have been asserted or assessed (tentatively or definitely), in each case, by any taxing authority, against the Company or any of its Subsidiaries for which there are not adequate reserves. Except as disclosed on Schedule 3.6 of the Disclosure Letter, neither the Company nor any of its Subsidiaries is currently the subject of any Tax audit and the Tax Returns of the Company and the Subsidiaries have been audited by the Internal Revenue Service through 1990. Except as disclosed on Schedule 3.6 of the Disclosure Letter, no Tax audit of the Company or any of its Subsidiaries is in process, pending or threatened (either in writing or verbally, formally or informally). Neither the Company nor any of its Subsidiaries is a party to any action or proceeding for assessment or collection of Taxes, nor, except as disclosed on Schedule 3.6 of the Disclosure Letter, has such event been asserted or threatened (either in writing or verbally, formally or informally) against the Company, any of its Subsidiaries, or any of their assets. As of the date of this Agreement, there are no pending requests for waivers of the time to assess any such Tax, other than those made in the ordinary course and for which payment has been made or there are adequate reserves. The Company and each of the Subsidiaries have disclosed on their federal income Tax Returns all positions taken therein that could give rise to a substantial understatement penalty within the meaning of Section 6662 of the Code. Neither the Company nor any of the Subsidiaries has entered into any compensatory agreements with respect to the performance of services which payment thereunder would result in a nondeductible expense to the Company or any of its Subsidiaries pursuant to
Section 280G of the Code or an excise Tax to the recipient of such payment pursuant to Section 4999 of the Code. Neither the Company nor any of the Subsidiaries has agreed, nor is it required, to make any adjustment under
Section 481(a) of the Code by reason
of a change in accounting method or otherwise. Neither the Company nor any of the Subsidiaries is a party to any "safe harbor" lease as described in Section 168(f)(8) of the Code, as in effect prior to amendment by Tax Equity and Fiscal Responsibility Act of 1982, and neither the Company nor any Subsidiary has filed or will file any consent under Section 341(f)(1) under the Code at any time through the Closing. All Returns which are due after the Effective Time shall be prepared and filed by Purchaser with the appropriate taxing authorities and all Taxes shown as due thereon shall be paid by the Surviving Corporation. For the purposes of this Section 3.6 material shall be deemed to refer to amounts of more than $5,000 in any one instance or $25,000 in the aggregate for all instances together.

                  3.7 Real Estate and Personal Property. Schedule 3.7 of the Disclosure Letter is a legal description of all real property and a list of all items of personal property which are owned and have a book value in excess of $25,000 net of the reserve for depreciation, and all real property and all material items of personal property which are leased or licensed by the Company or any Subsidiary under leases relating to assets which are material to the operation of the Company or which provide for payments throughout the lease term of more than $75,000. Each of the Company and the Subsidiaries has good and marketable title to all of its property and assets, other than leased or licensed property, including those listed and described in Schedule 3.7 of the Disclosure Letter as owned property and assets, in each case free and clear of any liens, security interests, claims, charges, options, rights of tenants or other encumbrances, except for Permitted Liens. Each of the leases, licenses and agreements described in Schedule 3.7 of the Disclosure Letter is in full force and effect and constitutes a legal, valid and binding obligation of the Company and, to the knowledge of the Company, the other respective parties thereto and, there is not under any of such leases, licenses or agreements existing any material default of the Company or any Subsidiary or, to the knowledge of the Company, any other parties thereto. All buildings, machinery and equipment owned or leased by the Company or any of the Subsidiaries are in all material respects in operating condition and reflect a reasonable state of repair, subject only to ordinary wear and tear. Neither the Company nor any Subsidiary has received any notice of a violation of any applicable zoning regulation, ordinance or other law, regulation or requirement relating to its operations and properties, whether owned or leased, which could reasonably be expected to have a Company Material Adverse Effect. Except pursuant to this Agreement, neither Company nor any Subsidiary is a party to any contract or obligation whereby there has been granted to anyone an absolute or contingent right to purchase, obtain or acquire any rights in any material assets, properties or operations which are owned by the Company or which are used in connection with the business of the Company or any Subsidiary.

                  3.8 Accounts Receivable. All of the accounts receivable of the Company and the Subsidiaries as of the date hereof are and as of the Closing Date will have arisen in the ordinary course of business and represent valid accounts, without, to the knowledge of the Principal Shareholders, any set off, deduction or counter-claim , and to the knowledge of the Principal Shareholders are fully collectible, except as otherwise disclosed to the Purchaser in
Schedule 3.8 of the Disclosure Letter; provided, however that the Principal Shareholders do not guarantee the actual collection thereof.

                  3.9 Required Filings and Absence of Conflicts. Except as listed in Schedule 2.15 of the Disclosure Letter, the execution and delivery of this Agreement by the Company and the Subsidiaries does not, and the consummation of the transactions contemplated hereby will not, violate any provision of the Articles of Incorporation, as amended, or Bylaws, as amended, of the Company or any Subsidiary or violate or constitute an occurrence of default under any provision of, or conflict with, or result in acceleration of any obligation under, or give rise to a right by any party to terminate its obligations under, any material mortgage, deed of trust, conveyance to secure debt, note, loan, lien, lease, agreement, instrument, or any order, judgment, decree or other material arrangement to which the Company or any Subsidiary is a party or is bound or by which the Company's or any Subsidiary's assets are affected and which are not to be paid at Closing in accordance with the terms hereof. Except for(i) the pre-merger notification requirements under the HSR Act, (ii) filing and recordation of appropriate merger and similar documents under Florida and Delaware law, (iii) applicable requirements, if any, under the Securities Exchange Act, the Securities Act and applicable blue sky laws and except as listed or described on Schedule 2.15 of the Disclosure Letter, no material consent, approval, order or authorization of, or material registration, declaration or filing with, any governmental entity is required to be obtained or made by or with respect to the Company, any Subsidiary or Shareholder or any assets, properties or operations of the Company, any Subsidiary or any Shareholder, in connection with the execution and delivery by the Company of this Agreement or the consummation of the transactions contemplated hereby.

                  3.10 Absence of Changes. Since December 31, 1998, neither the Company nor any of the Subsidiaries, nor has anyone on their behalf, except as disclosed on Schedule 3.10 of the Disclosure Letter or as permitted by Section
2.12 hereof has:

                           3.10.1 Transferred, assigned, conveyed or liquidated
into current assets any of its material assets or business or entered into any material transaction or incurred any material liability or obligation, other than in the ordinary course of its business;

                           3.10.2 Suffered any Company Material Adverse Effect;

                           3.10.3 Suffered any destruction, damage or loss to a
material asset or a group of assets that in the aggregate cause a Company Material Adverse Effect;

                           3.10.4 Suffered, permitted or incurred the imposition
of any material lien, charge, encumbrance (which as used herein includes, without limitation, any mortgage, deed of trust, conveyance to secure debt or security interest) or claim upon any of its assets, except for Permitted Liens;

                           3.10.5 Declared, promised or made any distribution or
other payment to its stockholders (other than reasonable compensation for services actually rendered in accordance with past practice of not more than $50,000 in the aggregate for each month, pro-rated for any partial month, from January, 1999 to the Closing Date paid to the Principal Shareholders and any relatives thereof), exclusive of debt payments to Richard M. Jerger, Sr. under loans to the Company described in Schedule 3.19 of the Disclosure Letter, or issued any additional shares or rights, options or calls with respect to it's shares, or redeemed, purchased or otherwise acquired any of its shares, or made any change in its capital structure;

                           3.10.6  Committed, suffered, permitted or incurred
any transaction or event which would materially increase its Tax liability for any prior taxable year;

                           3.10.7  Incurred any other material liability or
obligation or entered into any significant transaction other than in the ordinary course of business;

                           3.10.8  Paid, agreed to pay or incurred any material
obligation for any payment of any indebtedness except current liabilities incurred in the ordinary course of business and except for payments as they become due pursuant to governing agreements which were included or described in the Company Financial Statements as such agreements existed on the date hereof;

                           3.10.9  Delayed or postponed the payment of any
material liabilities, whether current or long term, or failed to pay in the ordinary course of business any material liability on a timely basis consistent with prior practice;

                           3.10.10 Entered into any amendment, termination or
waiver of any material right under any agreement, contract or other written commitment to which it is a party or by which it is bound and which is required to be disclosed in the Disclosure Letter;

                           3.10.11 Suffered any material reduction in the
amounts of coverage provided by existing casualty and liability insurance policies with respect to its business or properties; 3.10.12 Agreed to (i) any grant of any severance or termination pay to any director, officer or employee of the Company or any Subsidiary other than in the ordinary course of business consistent with past practice or (ii) increase in benefits payable to any director, officer or, other than in the ordinary course of business consistent with past practice, any employee (other than any Principal Shareholder), under any existing severance or termination pay policies or employment agreements;

                           3.10.13 Agreed to any new or amendment to or
alteration of any existing bonus, incentive, compensation, severance, stock option, stock appreciation right, pension, matching gift, profit-sharing, employee stock ownership, retirement, pension group insurance, death benefit, or other fringe benefit plan, arrangement or trust agreement adopted or implemented by it, excluding individual actions with respect to employees other than the Principal Shareholders in the ordinary course of business consistent with past practice;

                           3.10.14 Other than in the ordinary course of business
consistent with past practice, agreed to or suffered the cancellation, waiver, release or other compromise of any material debt, claim or right;

                           3.10.15 Suffered the termination, lapse, suspension,
revocation of, amendment of, limitation upon, disposal of or failure to renew any license or permit necessary for the operation of its business which would be material to the Company or the Subsidiaries as a whole;

                           3.10.16 Entered into any transaction other than on an
arm's-length basis;

                           3.10.17 Other than in the ordinary course of business
consistent with past practice, made any change in any underwriting, actuarial, investment, or financial reporting practice or policy followed by the Company or any Subsidiary or method or application thereof, or any assumption underlying such principle, practice or policy;

                           3.10.18 Other than in the ordinary course of business
consistent with past practice, suffered any termination, amendment, or execution by the Company or any Subsidiary of any reinsurance, coinsurance or similar contract or treaty, as ceding or assuming insurer; or

                           3.10.19 Made any purchase of any investment
securities which are not in compliance with the Company's investment policies except as set forth in Schedule 3.10.19 of the Disclosure Letter.

                  3.11 Litigation. Except as otherwise set forth in Schedule
3.11 of the Disclosure Letter, there is no suit, action, proceeding, claim or investigation pending with respect to which the Company or any of the Subsidiaries has been served or as to which the Company has knowledge or, to the knowledge of the Company, is threatened against or affecting the Company or any of the Subsidiaries and, to the knowledge of the Company, there exists no basis or grounds for any such suit, action, proceeding, claim or investigation. None of the items described in Schedule 3.11 of the Disclosure Letter, individually or in the aggregate, if pursued and/or resulting in a judgment, would reasonably be likely to have a Company Material Adverse Effect.

                  3.12 Licenses and Permits; Compliance With Law. The Company and the Subsidiaries hold all material licenses, certificates, permits, franchises and rights from all appropriate federal, state or other public authorities necessary for the conduct of their businesses and the use of their respective assets as currently conducted. All such licenses, certificates, permits, franchises and rights are listed in Schedule 3.12 of the Disclosure Letter. Except as noted in Schedule 3.12 of the Disclosure Letter, the Company and the Subsidiaries are presently conducting their respective businesses so as to comply with all applicable statutes, ordinances, rules, regulations and orders of any governmental authority except where such non-compliance would not cause a Company Material Adverse Effect. Further, except as set forth on
Schedule 3.11 or 3.12 of the Disclosure Letter, neither the Company nor any of the Subsidiaries is presently charged with, or, to the knowledge of the Company, under governmental investigation with respect to, any actual or alleged violation of any statute, ordinance, rule or regulation, nor presently the subject of any pending or, to the knowledge of the Company, threatened adverse proceeding by any regulatory authority having jurisdiction over its business, properties or operations.

                  3.13 Contracts, Etc. Schedule 3.13 of the Disclosure Letter sets forth a true and complete list of all contracts, agreements and other instruments to which the Company or any of the Subsidiaries is a party (other than contracts of insurance issued in the ordinary course of the Insurer Subsidiaries' business) which are not listed on any other schedules to the Disclosure Letter and which involve the payment or potential payment or commitment for payment by or to the Company of more than $100,000.00 over the term of the agreement remaining after December 31, 1998. Contemporaneously with the delivery of the Disclosure Letters, the Company has provided access to such contracts to the Purchaser but has not provided copies thereof except as requested by the Purchaser. The foregoing notwithstanding, Schedule 3.13 of the Disclosure Letter includes all of the following:

                           3.13.1 Any contract or commitment (other than the
issuance of insurance policies in the ordinary course of business) which requires services over the term remaining after December 31, 1998 in excess of $100,000 to be provided or performed by the Company or any Subsidiary or which authorizes others to perform services in excess of $100,000 over the term remaining after December 31, 1998 for a third party for, through or on behalf of the Company or any Subsidiary;

                           3.13.2 Any note receivable;

                           3.13.3 Any contract or commitment providing for
payments based in any manner upon the sales, purchases, receipts, income or profits of the Company or any Subsidiary including, without limitation, any agreements with general agents but excluding agreements with agents in the ordinary course of business;

                           3.13.4 Any franchise agreement, marketing agreement
or royalty agreement other than marketing agreements entered into with agents in the ordinary course of business;

                           3.13.5 Any material contract or agreement with a
creditor not made in the ordinary course of business;

                           3.13.6 Any employment contract or arrangement
regarding an employee or independent contractor which is not terminable by the Company or any Subsidiary within thirty (30) days without payment of any amount for any reason whatsoever, or without any continuing payment of any type or nature, including, without limitation, any bonuses and vested commissions but excluding any agreements with insurance agents in the ordinary course of business;

                           3.13.7  Any contract, agreement, understanding or
arrangement materially restricting the Company or any Subsidiary from carrying on its business anywhere in the world;

                           3.13.8  Any material instrument or arrangement
evidencing or related to indebtedness for money borrowed or to be borrowed, whether directly or indirectly, by way of purchase money obligation, guaranty, subordination, conditional sale, lease purchase or otherwise;

                           3.13.9  Any contract with any labor organization; and

                           3.13.10 Any material bond, reinsurance agreement,
suretyship arrangement, guarantee, letter of credit or other performance guarantee document pursuant to which any obligation of the Company or any Subsidiary is guaranteed or secured or pursuant to which the Company or any Subsidiary has reinsured, guaranteed or secured the performance or obligation of another person.

         All of the contracts, agreements, policies of insurance or instruments described in Schedules 3.7, 3.13, 3.14.2, 3.14.3, 3.16 or 3.18 of the Disclosure Letter are valid and binding upon the Company, and, to the knowledge of the Principal Shareholders, the other parties to such document. To the knowledge of the Principal Shareholders, neither the Company nor any of the Subsidiaries is in material breach of any of such documents and, to the Principal Shareholders' knowledge, the other parties thereto are not in material breach thereof. To the knowledge of the Principal Shareholders, no party to any agreement or other document listed on any such Schedule has advised any member of the Company Group that it intends either to terminate such agreement or document or to refuse to renew any such agreement or document upon the expiration of the term thereof.

                  3.14 Intellectual Property; Computer Software.

                           3.14.1 Schedule 3.14.1 of the Disclosure Letter sets
forth a complete and correct list and summary description of all material trademarks, trade names, service marks, service names, brand names, copyrights and patents, registrations thereof and applications therefor, applicable to or used in the business of the Company or any of the Subsidiaries, together with a complete list of all licenses granted by or to the Company or any of the Subsidiaries with respect to any of the above. All such trademarks, trade names, service marks, service names, brand names, copyrights and patents are owned by the Company or the Subsidiaries, free and clear of all liens, claims, security interests and encumbrances of any nature whatsoever except those disclosed in
Schedule 3.7 of the Disclosure Letter and except Permitted Liens. Neither the Company nor any Subsidiary is currently in receipt of any notice of any violation of, and, to the knowledge of the Company, it is not violating, the rights of others in any trademark, trade name, service mark, copyright, patent, trade secret, knowhow or other intangible asset.

                           3.14.2 Schedule 3.14.2 of the Disclosure Letter
contains a complete and accurate list of all material computer software owned by the Company or any Subsidiary (the

"Owned Software"). Except as set forth on Schedule 3.14.2 of the Disclosure Letter, the Company or a Subsidiary has exclusive title to the Owned Software, free and clear of all claims.

                           3.14.3 Schedule 3.14.3 of the Disclosure Letter
contains a complete and accurate list of all material software under which the Company or any Subsidiary is a licensee, lessee or otherwise has obtained the right to use software, other than licenses relating to standard "off the shelf" software that is generally available from vendors and software made generally available from such vendors on a "shrink-wrap license" basis (the "Licensed Software"). Schedule 3.14.3 of the Disclosure Letter also sets forth a list of all license fees, rents, royalties or other charges that the Company or any Subsidiary is required or obligated to pay with respect to Licensed Software. The Company or a Subsidiary has the right and license to use, sublicense, modify and copy Licensed Software, free and clear of any limitations or encumbrances except as may be set forth in any license agreements listed in Schedule 3.14.3 of the Disclosure Letter.

                           3.14.4 Neither the Company nor any Subsidiary is
infringing any intellectual property rights of any other person or entity, and to the knowledge of the Company, no other person or entity is infringing any intellectual property rights of the Company or any Subsidiary except in either case to the extent that any such infringement does not or will not be reasonably able to cause a Company Material Adverse Effect.

                  3.15 Labor Matters. Schedule 3.15 of the Disclosure Letter sets forth a list of all employees, consultants and independent contractors of the Company whose compensation for 1998 or expected compensation for 1999 exceeds $50,000.00 per annum and lists the compensation per annum for such persons. Except as set forth on Schedule 3.15 of the Disclosure Letter, within the last three (3) years, to the knowledge of the Company, neither the Company not any Subsidiary has been the subject of any union activity or labor dispute, nor has there been any strike of any kind called or (to the knowledge of the Company) threatened to be called, against the Company or any Subsidiary.

                  3.16 Benefit Plans.

                           3.16.1 Schedule 3.16 of the Disclosure Letter lists
with respect to the Company and its ERISA Affiliates every pension, retirement, profitsharing, deferred compensation, stock option, employee stock ownership, severance pay, vacation, bonus or other incentive plan, any other written or unwritten employee program, arrangement, agreement or understanding, (whether arrived at through collective bargaining or otherwise), any medical, vision, dental or other health plan, any life insurance plan or any other employee benefit plan or fringe benefit plan, including, without limitation, any "employee benefit plan," as that term is defined in Section 3(3) of ERISA, (collectively, the "Benefit Plans"). The Company has, with respect to each of the Benefit Plans, provided true and complete copies of all plan and related trust documents, and any amendments thereto, all summary plan descriptions and material employee communications, the most recent IRS Form 5500's, including all schedules thereto, the most recent actuarial valuation, the most recent IRS determination letter issued and all material communications from any government agency in respect of any such Plan, and, with respect to any Benefit Plan which is not set forth in the form of a written plan document, a summary of all of the material benefits provided to employees under such Benefit Plan. Any of the Benefit Plans which is an "employee pension benefit plan," as that term is defined in Section 3(2) of ERISA, or an "employee welfare benefit plan" as that term is defined in
Section 3(1) of ERISA, is referred to herein as an "ERISA Plan." No Benefit Plan is or has been a "multiemployer plan" within the meaning of Section 3(37) of ERISA and no Benefit Plan is subject to Title IV of ERISA.

                           3.16.2 All the Benefit Plans and the related trusts
subject to ERISA comply with and have been administered in compliance in all material respects with the provisions of ERISA, and all other applicable laws, rules and regulations and collective bargaining agreements, and neither the Company nor any ERISA Affiliate has received any notice from any governmental agency or instrumentality questioning or challenging such compliance. All contributions (including all employer contributions and employee salary reduction contributions) which are due have been paid to each Benefit Plan and have been paid on a timely basis.

                           3.16.3 There are no unresolved material claims or
disputes under the terms of, or in connection with, the Benefit Plans, and neither the Company nor any ERISA Affiliate has been served with respect to or given written notice of or have knowledge of the commencement of any legal or administrative action with respect to any claim.

                           3.16.4 No notice has been received with respect to
the Top Hat Plan of the U.S. Department of Labor's intention to assess a civil penalty under ERISA for failure to file a timely annual report, nor has any other notice been received with respect to the Top Hat Plan from the U.S. Department of Labor concerning any failure to file a timely annual report under ERISA.

                           3.16.5 The Principal Shareholders agree to waive any
rights they may have with respect to any liability they incur as a result of any failure or determination regarding the qualified status of any Benefit Plan.

                  3.17 Environmental Matters. Except as set forth in Schedule
3.17 of the Disclosure Letter, to the knowledge of the Company, no real property owned or leased by the Company or any of the Subsidiaries (the "Real Property") has been used by the Company or any of the Subsidiaries, or to the knowledge of the Company, any other party, for the handling, treatment, storage or disposal of any Hazardous Substance (as hereinafter defined) except in compliance in all material respects with applicable environmental laws and regulations. To the knowledge of the Company, except as set forth in Schedule 3.17 of the Disclosure Letter, no release, discharge, spillage or disposal by the Company or any Subsidiary into the environment of any Hazardous Substance and no soil, water or air contamination by the Company or any Subsidiary of any Hazardous Substance has occurred or is occurring in, from or on the Real Property. Except as set forth in Schedule 3.17 of the Disclosure Letter, to the knowledge of the Company, the Company and the Subsidiaries have complied in all material respects with all reporting requirements under any applicable federal, state or local environmental laws and permits, and, to the knowledge of the

Company there are no existing violations by the Company or any Subsidiary of any such environmental laws or permits. To the knowledge of the Company, there are no claims, actions, suits, proceedings or investigations related to the presence, release, production, handling, discharge, spillage, transportation or disposal of any Hazardous Substance or ambient air conditions or contamination of soil, water or air by any Hazardous Substance pending or, to the knowledge of the Company, threatened with respect to the Real Property or otherwise against the Company or any Subsidiary in any court or before any state, federal or other governmental agency or private arbitration tribunal and, to the knowledge of the Company, there is no basis for any such claim, action, suit, proceeding or investigation. For the purposes of this Agreement, "Hazardous Substance" shall mean any hazardous or toxic substance or waste as those terms are defined by any applicable federal, state or local law, ordinance, regulation, policy, judgment, decision, order or decree, including, without limitation, the Comprehensive Environmental Recovery Compensation and Liability Act, 42 U.S.C. 9601 et seq., the Hazardous Materials Transportation Act, 49 U.S.C. Section 1801 et. seq. and the Resource Conservation and Recovery Act, 42 U.S.C. 6901 et seq., and petroleum, petroleum products and oil. The Company has delivered to the Purchaser true, complete, and correct copies of any material reports, studies, analyses, tests or monitoring in its possession or control pertaining to the environmental condition of any property currently or formerly owned, operated or leased by the Company or any Subsidiary, any other person or entity whose liability the Company or any Subsidiary may have retained or assumed, or pertaining to the Company or any Subsidiary compliance with any environmental laws and regulations.

                  3.18 Insurance. Set forth in Schedule 3.18 of the Disclosure Letter is a complete list of all insurance policies, including reinsurance agreements, which the Company or any Subsidiary maintains as an insured party, with respect to its businesses, properties or employees which are currently in force and effect. Schedule 3.18 of the Disclosure Letter lists the annual premium and renewal date of all such insurance policies. Except as set forth in
Schedule 3.18 of the Disclosure Letter, since December 31, 1998 has not been any change in the Company's or any Subsidiary's relationship with its insurers or in the premiums payable pursuant to such policies.

                  3.19 Related Party Relationships.

                           (a) Except as set forth in Schedule 3.19 of the
Disclosure Letter, no Shareholder or any Affiliate thereof or to the Company's knowledge, no officer or director of the Company or any Affiliate thereof possesses, directly or indirectly, any beneficial interest in, or is a director, officer or employee of, any corporation, partnership, firm, association or business organization which is a material client, supplier, customer, lessor, lessee, lender, creditor, borrower, debtor or contracting party with or of the Company or any Subsidiary (except as a shareholder holding less than a one percent interest in a corporation whose shares are traded on a national or regional securities exchange or in the over-the-counter market).

                           (b) Schedule 3.19 of the Disclosure Letter lists all
transactions between January 1, 1998 and the date of this Agreement involving or for the benefit of any member of the Company Group, on the one hand, and any director or officer of any member of the Company Group or Affiliate of such director or officer, on the other hand, including (i) any debtor or creditor relationship, (ii) any transfer or lease of real or personal property, (iii) agreements relating to employment currently in effect and (iv) purchases or sales of products or services.

                           (c) Except with respect to claims pursuant to Benefit
Plans and wages, salaries, commissions and bonuses, the Company Disclosure Letter lists (i) all agreements and claims of any nature that any officer or director of any member of the Company Group or any Affiliate (other than another member of the Company Group) of such officer or director has with or against any member of the Company Group as of the date of this Agreement that are not identified on the Company Financial Statements for the year ended December 31, 1998 and (ii) all agreements and claims of any nature that any member of the Company Group has with or against any officer or director of any member of the Company Group or any Affiliate (other than another member of the Company Group) of such officer or director as of the date of this Agreement that are not identified in such financial statements.

                  3.20 Schedules. All Schedules set forth in the Disclosure Letter are true, correct and complete in all material respects as of the date of this Agreement.

                  3.21 Non-Contravention. Except as disclosed on Schedule 3.21 of the Disclosure Letter, the execution and delivery of this Agreement by the Company and the Shareholders do not, and the consummation of the transactions contemplated hereby will not, violate any provisions of the Certificate or Articles of Incorporation, as amended, or Bylaws, as amended, of the Company or any Subsidiary, or violate or constitute an occurrence of default under any provision of, or conflict with, result in acceleration of any obligation under, or give rise to a right by any party to terminate its obligations under, any mortgage, deed of trust, conveyance to secure debt, note, loan, lien, lease, agreement, order, instrument or any order, judgment, decree or other arrangement to which the Company, any Shareholder or any Subsidiary is a party or is bound or by which it or its assets are affected.

                  3.22 Disclosure.

                           (a) No representation or warranty by the Shareholders
in this Agreement and no statement contained in the schedules or exhibits or in any certificate to be delivered pursuant to this Agreement, or in the Disclosure Letter, contains or will contain any untrue statement of material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was made, in order to make the statements herein or therein not misleading.

                           (b) The Purchaser has been furnished with, or given
access to, complete and correct copies of all agreements, instruments and documents, together with any amendments or supplements thereto, set forth on, or underlying a disclosure set forth on, the Disclosure Letter.

                           (c) The Principal Shareholders acknowledge the fact
that a Disclosure Letter may refer to one or more examinations or audits does not mean that any payments, deficiencies or amounts that ultimately may be required to be paid as a result of any such examination or audit means that such payments, deficiencies or amounts are deemed to be disclosed in the Disclosure Letter, and any such reference to such examinations or audits shall not negate or impair any rights which Purchaser, the Company or the Merger Subsidiary may have by virtue of any indemnification rights under this Agreement on account of any such payments, deficiencies or amounts not otherwise reflected and expressed in dollars (whether or not specifically identified as taxes payable) in the Company Financial Statements.

                  3.23 Insurance Issued by Insurer Subsidiaries.

                           (a) All material insurance contract benefits payable
by the Insurer Subsidiaries and by any other Person that is a party to or bound by any reinsurance, coinsurance or other similar contract with such Insurer Subsidiaries, have in all material respects been paid or are in the course of settlement in accordance with the terms of the insurance, reinsurance or coinsurance contracts under which they arose, except for such benefits which the Insurer Subsidiaries reasonably believe there is a reasonable basis to contest payment;

                           (b) No material outstanding insurance contract
issued, reinsured, underwritten or assumed by any Insurer Subsidiary entitles the holder thereof or any other Person to receive dividends, distributions or other benefits based upon the revenues or earnings of the Company, any Subsidiary or any other Person;

                           (c) The underwriting standards utilized and ratings
applied by the Insurer Subsidiaries and by any other Person that is a party to or bound by any insurance, reinsurance, coinsurance or other similar contract with any of the Insurer Subsidiaries conform as to such contracts in all material respects to the standards and ratings required pursuant to the terms of the respective insurance, reinsurance, coinsurance or other similar contracts;

                           (d) To the Principal Shareholders knowledge, amounts
to which each Insurer Subsidiary is entitled under reinsurance, coinsurance or similar contracts (including, without limitation, amounts based on paid and unpaid losses) are fully collectible, in accordance with the terms of such contracts; and

                           (e) To the Principal Shareholders' knowledge, each
insurance agent, broker, producer, or representative, at the time such Person wrote, sold, or produced business for any Insurer Subsidiary, was duly licensed under state insurance laws for the type of business written, sold or produced by such Person in the particular jurisdiction in which such Person wrote, sold or produced such business for the Insurer Subsidiary.

                  3.24 Examination Reports. The Company has delivered to Purchaser copies of the most recent examination reports, including related management letters, of each of the Insurer Subsidiaries conducted by any state insurance department examiners, and reflecting the results of the most recent examinations of the affairs of such Insurer Subsidiaries, and will furnish promptly to the Purchaser any additional such reports or drafts of such reports received by the Company or any Insurer Subsidiary prior to Closing. All material deficiencies or violations noted in such examination reports for the periods examined have either been resolved or are being resolved to the satisfaction of or accepted by the insurance regulatory authorities of the states conducting such examinations, without any enforcement action taken against any such Insurer Subsidiary. Except as disclosed on Schedule 3.24 of the Disclosure Letter, there are no examinations by any state insurance department examiners in progress at any Insurer Subsidiary, nor to the knowledge of the Company, pending or scheduled with respect to any Insurer Subsidiary.

                  3.25 Year 2000 Compliance. The Company has inventoried and analyzed all of its IT systems and non-IT systems with respect to Year 2000 compliance and has executed a plan for repairing, replacing and upgrading all material items relating to the Year 2000 issue, and executed a plan which includes repairing, replacing or upgrading such items. The Company's IT systems and non-IT systems are in all material respects Year 2000 compliant. For these purposes, "IT systems" means the Company's hardware and software (operating and application) and "non-IT systems" means embedded technology and micro processors contained in telecommunications and facilities management systems and other equipment, and "Year 2000 compliant" means the ability of computer software and embedded technology to distinguish between the year 1900 and the year 2000. The total cost expended by the Company to become Year 2000 compliant to date has been approximately $60,000 and the funds therefor came from the Company's operating funds.

                  3.26 Tax Returns. The Company has furnished to Purchaser true and complete copies of: (i) income tax audit reports, statements of deficiencies, closing and other agreements received by the Company and any of its Subsidiaries relating to Taxes, and (ii) all federal and state income, franchise, excise, real and personal property Tax Returns and reports for the Company and each of its Subsidiaries for all periods ending on or after December 31,1995. Neither the Company nor any of its Subsidiaries have ever been members of an affiliated group of corporations filing consolidated Tax Returns, other than the affiliated group of which the Company and its Subsidiaries were the only members. Neither the Company nor any of its Subsidiaries do business in or derive income from any state, local, territorial or foreign tax jurisdiction, other than those for which all Tax Returns have been furnished to Purchaser.

                  3.27 Tax Status of the Merger. Neither the Company, any of its Subsidiaries, or the Shareholders know of any fact or, to their knowledge, have taken any action that could reasonably be expected to prevent the Merger from qualifying as a "reorganization" within the meaning of Section 368(a) of the Code.

                  3.28 Certain Assets and Liabilities. (i) Substantially all of the assets (as that term is defined in Section 368(a)(2)(D) of the Code) held by the Company and each of its Subsidiaries immediately prior to the Merger will be owned by the Company and its Subsidiaries at the Closing. and (ii) the liabilities of the Company and its Subsidiaries assumed by Merger Subsidiary and the liabilities to which the transferred assets of the Company and its Subsidiaries are subject were incurred by the Company and its Subsidiaries in the ordinary course of their respective businesses, except for the liabilities of the Company to Richard M. Jerger, which were incurred in part in connection with the redemption of his stock in the Company which occurred in 1993 and in part in connection with the Company's acquisition and refurbishment of its office building. For the purposes of this covenant, amounts paid by the Company or its Subsidiaries, amounts used by the Company or its Subsidiaries to pay reorganization expenses, and all redemptions and distributions (other than dividends paid in accordance with the normal, year-to-year practice of the Company) made by Company or its Subsidiaries will be included as assets of Company immediately prior to the Merger. There have been no redemptions of any capital stock of the Company since December 31, 1993 other than the redemption referred to above in this paragraph.

                                   ARTICLE IV
                 REPRESENTATIONS AND WARRANTIES OF THE PURCHASER
                            AND THE MERGER SUBSIDIARY

         The Purchaser and the Merger Subsidiary represent and warrant to the Company for the benefit of the Shareholders as follows:

                  4.1 Organization and Standing. The Purchaser and the Merger Subsidiary are duly organized and validly existing corporations in good standing under the laws of the State of Pennsylvania and Delaware, respectively.

                  4.2 Corporate Power and Authority. The Purchaser and the Merger Subsidiary have the capacity and authority to execute and deliver this Agreement, to perform hereunder and to consummate the transactions contemplated hereby without the necessity of any act or consent of any other Person whomsoever. The execution, delivery and performance by the Purchaser and the Merger Subsidiary of this Agreement and each and every agreement, document and instrument provided for herein have been duly authorized and approved by the respective Board of Directors (or Executive Committee thereof pursuant to properly delegated authority) of the Purchaser and the Merger Subsidiary. This Agreement and each and every other agreement, document and instrument to be executed, delivered and performed by the Purchaser or the Merger Subsidiary in connection herewith, constitute or will, when executed and delivered, constitute the valid and legally binding obligation of the Purchaser or the Merger Subsidiary (whichever is applicable) enforceable against it in accordance with their respective terms, except as enforceability may be limited by applicable general equitable principles, or by bankruptcy, insolvency, reorganization, moratorium, or similar laws from time to time in effect affecting the enforcement of creditors' rights generally.

                  4.3 Agreement Does Not Violate Other Instruments. The execution and delivery of this Agreement by the Purchaser and the Merger Subsidiary do not, and the consummation of the transactions contemplated hereby will not, violate any provisions of the Certificate of Incorporation, as amended, or Bylaws, as amended, of the Purchaser or the Merger Subsidiary, or violate or constitute an occurrence of default under any provision of, or conflict with, result in acceleration of any obligation under, or give rise to a right by any party to terminate its obligations under, any mortgage, deed of trust, conveyance to secure debt, note, loan, lien, lease, agreement, instrument or any order, judgment, decree or other arrangement to which the Purchaser or the Merger Subsidiary is a party or is bound or by which it or its assets are affected.

                  4.4 Capitalization. As of the date hereof the authorized capital stock of the Purchaser consists of 50,000,000 shares of common stock, no par value,12,330,825 shares of which are issued and 12,219,845 of which outstanding as of the date hereof, and 10,000,000 shares of preferred stock, par value $.01 per share, no shares of which are issued and outstanding as of the date hereof. All of the issued and outstanding shares of common stock of the Purchaser have been duly authorized and validly issued, and all such shares are fully paid, nonassessable and free of preemptive rights. All of the outstanding shares of the Merger Subsidiary are owned by the Purchaser. Except for options covering 3,640,467 shares of Purchaser Common Stock (subject to anti-dilution adjustments) and Purchase Contract Agreements requiring the delivery of a maximum of 4,870,710 shares of Purchaser Common Stock (subject to anti-dilution adjustments), as of the date hereof there are no outstanding options, warrants, calls, commitments or plans by the Purchaser or the Merger Subsidiary to issue any additional shares of its capital stock, to pay any dividends on such shares or to purchase, redeem or retire any outstanding shares of its capital stock, nor are there outstanding any securities or obligations that are convertible into or exchangeable for any shares of capital stock of the Purchaser or the Merger Subsidiary.

                  4.5 Corporation Shares. The Purchaser Common Stock, when issued in connection with the Merger, will be listed for trading on the Nasdaq National Market System, subject only to notice of issuance, duly and validly issued, fully paid and nonassessable and will be issued to the Shareholders in accordance with the terms of this Agreement free and clear of any preemptive rights or any lien, charge or encumbrance arising through the Purchaser or the Merger Subsidiary.

                  4.6 Purchaser SEC Documents. Since January 1, 1997, the Purchaser has filed with the SEC all forms, reports, proxy statements and other documents required to be filed by it (such documents, as supplemented and amended since the time of filing through the date hereof, collectively, the "Purchaser SEC Documents"). The Purchaser SEC Documents, including, without limitation, any financial statements or schedules included therein, at the time filed (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of mailing, respectively) (a) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and (b) complied in all material respects with the applicable requirements of the Securities Exchange Act and the Securities Act, as the case may be. The financial statements of the Purchaser included in the Purchaser SEC Documents at the time filed (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of mailing, respectively) complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC), and fairly present (subject in the case of unaudited statements to normal, recurring audit adjustments) the consolidated financial position of the Purchaser as at the dates thereof and the consolidated results of its operations and cash flows for the periods then ended. Since the date of the most recent Form 10-Q or Form 10-K of the Purchaser filed with the SEC prior to the date hereof, no event or series of events has occurred that has resulted or could reasonably be expected to result in a Purchaser Material Adverse Effect. The Purchaser has heretofore made available to the Company in the form filed with the SEC (excluding any exhibits thereto, unless otherwise specifically requested by the Company), the Purchaser SEC Documents. Neither the Purchaser nor the Merger Subsidiary know of any fact or to their knowledge have taken any action that could be reasonably expected to prevent the Merger from qualifying as a "reorganization" within the meaning of Section 368(a) of the Code.

                  4.7 Year 2000 Compliance. The Purchaser has inventoried and analyzed all of its IT systems and non-IT systems with respect to Year 2000 compliance and has executed a plan for repairing, replacing and upgrading all material items relating to the Year 2000 issue, and executed a plan which includes repairing, replacing or upgrading such items. The Purchaser's IT systems and non-IT systems are in all material respects Year 2000 compliant. For these purposes, "IT systems" means the Purchaser's hardware and software (operating and application) and "non-IT systems" means embedded technology and micro processors contained in telecommunications and facilities management systems and other equipment, and "Year 2000 compliant" means the ability of computer software and embedded technology to distinguish between the year 1900 and the year 2000. The total cost expended by the Purchaser to become Year 2000 compliant to date has been approximately $125,000 and the funds therefor came from the Purchaser's operating funds.


                                   ARTICLE V
                                   CONDITIONS

                  5.1 Conditions to Each Party's Obligation to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

                           5.1.1 This Agreement and the transactions
contemplated hereby shall have been approved in the manner required by applicable law or by the applicable regulations of any stock exchange or other regulatory body, as the case may be.

                           5.1.2 The waiting period applicable to the
consummation of the Merger under the HSR Act shall have expired or been terminated.

                           5.1.3 None of the parties hereto shall be subject to
any order or injunction of a court of competent jurisdiction which prohibits the consummation of the transactions contemplated by this Agreement. In the event any such order or injunction shall have been issued, each party agrees to use its reasonable efforts to have any such injunction lifted.

                           5.1.4 All consents, authorizations, orders and
approvals of (or filings or registrations with) any governmental commission, board or other regulatory body required in connection with the execution, delivery and performance of this Agreement shall have been obtained or made, except for filings in connection with the Merger and any other documents required to be filed after the Effective Time.

                           5.1.5 The Purchaser's Common Stock to be issued to
the Shareholders in connection with the Merger shall have been approved for listing on the Nasdaq National Market System, subject only to official notice of issuance.

                  5.2 Conditions to Obligations of the Purchaser and Merger Subsidiary to Effect the Merger. All of the obligations of the Purchaser and the Merger Subsidiary to consummate the transactions contemplated by this Agreement are contingent upon and subject to the satisfaction, on or before the Closing Date, of each and every one of the following conditions, all or any of which may be waived, in whole or in part, by the Purchaser for purposes of consummating such transactions, but without prejudice to any other right or remedy which the Purchaser may have hereunder:

                           5.2.1 Representations True at Closing. The
representations and warranties made by the Shareholders to the Purchaser in this Agreement, the Schedules contained in the Disclosure Letter or any document or instrument delivered to the Purchaser hereunder shall be true and correct in all material respects on the Closing Date with the same force and effect as though such representations and warranties had been made on and as of such time, except for changes contemplated by this Agreement; provided, however, that the failure of such representations and warranties to be true and correct in all material respects shall not permit the Purchaser to terminate this Agreement or not consummate the Merger unless in the reasonable judgment of the Purchaser such failure shall constitute or is reasonably likely to constitute a Company Material Adverse Effect.

                           5.2.2 Covenants of the Company and Shareholders. The
Company and the Shareholders shall have duly performed in all material respects all of the covenants, acts and undertakings to be performed by it or them on or prior to the Closing Date, and the Company shall deliver to the Purchaser a certificate dated as of the Closing Date and signed on its behalf by a duly authorized officer of the Company certifying to the fulfillment of this condition and the condition set forth in Section 5.2.1 provided that such officer's execution thereof as an officer of the Company is not intended to expand his personal liability as a Principal Shareholder under Article II hereof.

                           5.2.3 Opinion of Counsel. A favorable opinion of
Fowler, White, Gillen, Boggs, Villareal and Banker, P.A., counsel for the Company and the Subsidiaries, shall have been delivered to the Purchaser dated as of the Closing Date, relating to the matters referred to in Exhibit 5.2.3 hereto.

                           5.2.4 Consents, Approvals, and Waivers. The Purchaser
shall have received a true and correct copy of each and every consent, approval and waiver required on the part of the Company that is (a) referred to in
Section 2.15 hereof, or (b) otherwise required for the execution of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby.

                           5.2.5 Absence of Adverse Changes. The Company and/or
its Subsidiaries shall not have suffered a Company Material Adverse Event which continues as of the Effective Time or any series of events which when taken in the aggregate have a Company Material Adverse Effect which continues as of the Effective Time.

                           5.2.6 Employment Agreements. Each individual
referenced in Section 2.16 shall, unless disabled or deceased, have executed an Employment Agreement, substantially in the form required by Section 2.16 hereof and Thomas Jerger shall not be deceased or have suffered any major disability as of the Effective Time.

                           5.2.7 Shareholder Approval/Dissenter's or Statutory
Rights. The Shareholders have approved the Merger and no Shareholder shall have notified the Company that he or she intends to elect nor shall have taken any other action to perfect any dissenter's or similar statutory rights under the provisions of any state statute affording such Shareholder such rights as a result of the Merger.

                           5.2.8 Compliance with Section 2.34. The Principal
Shareholders shall have complied with Section 2.34 hereof.

                  5.3 Conditions Precedent to the Obligations of the Shareholders and Company To Close. All of the obligations of the Shareholders and Company to consummate the transactions contemplated by this Agreement shall be contingent upon and subject to the satisfaction, on or before the Closing Date, of each and every one of the following conditions, all or any of which may be waived, in whole or in part, by the Shareholders and Company for purposes of consummating such transactions, but without prejudice to any other right or remedy which they may have hereunder:

                           5.3.1 Representations True at Closing. The
representations and warranties made by the Purchaser and the Merger Subsidiary to the Company in this Agreement (other than any changes in the amount of the Purchaser's outstanding capital stock, options, warrants or other convertible securities arising from issuances thereof after the date of this Agreement) or any document or instrument delivered to the Company hereunder shall be true and correct in all material respects on the Closing Date with the same force and effect as though such representations and warranties had been made on and as of such date, except for changes contemplated by this Agreement; provided, however, that the failure of any such representations and warranties to be true and correct in all material respects shall not permit the Company to terminate this Agreement or not consummate the Merger unless in the reasonable judgment of the Company such failure shall constitute or is reasonably likely to constitute a Purchaser Material Adverse Effect.

                           5.3.2 Covenants of the Purchaser. The Purchaser and
the Merger Subsidiary shall have duly performed in all material respects all of the covenants, acts and undertakings to be performed by it on or prior to the Closing Date, and the Purchaser shall deliver a certificate dated as of the Closing Date and signed on its behalf by a duly authorized officer of the Purchaser certifying to the fulfillment of this condition and the condition set forth under Section 5.3.1 above; provided that such officer's execution thereof as an officer of the Purchaser shall not expose such officer to any personal liability.

                           5.3.3 Opinion of Counsel. A favorable opinion of
Wolf, Block, Schorr and Solis-Cohen LLP, counsel for the Purchaser and Merger Subsidiary, shall have been delivered to the Company dated as of the Closing Date, relating to the matters referred to in Exhibit 5.3.3 hereto.

                           5.3.4 Absence of Adverse Changes. The Purchaser shall
not have suffered a Purchaser Material Adverse Event which continues as of the Effective Time or any series of events which when taken in the aggregate have a Purchaser Material Adverse Effect which continues as of the Effective Time and which is not disclosed in a Purchaser SEC Document filed prior to the date of this Agreement.

                           5.3.5 Election of Director. The Purchaser shall have
taken such action as is necessary to elect Thomas Jerger as a director of the Purchaser following the Merger.

                           5.3.6 Registration Rights Agreement. The Purchaser
shall have executed and delivered the Registration Rights Agreement to the Principal Shareholders.

                                   ARTICLE VI
                                     CLOSING

                  6.1 Time and Place of Closing. The Closing shall be held at the offices of Fowler, White, Gillen, Boggs, Villareal & Banker P.A., 501 East Kennedy Blvd., Tampa, Florida, commencing at 10:00 a.m. Eastern Daylight Time, on a date which is between the third business day and the fifteenth business day (inclusive) after the last to be fulfilled or waived of the conditions set forth in Article V shall be fulfilled or waived in accordance with the provisions hereof (with the exact date being specified in a notice thereof given by Purchaser to Company) but in no event later than August 31, 1999, or such other date, time and place as the parties shall mutually agree.

                  6.2 Transactions at Closing. At the Closing, each of the parties shall deliver to the others such certificates and other documents as called for by the terms of this Agreement or as otherwise reasonably requested by such parties and their respective counsel including, without limitation, resignations of all the officers and directors of all the Subsidiaries.


                                  ARTICLE VII
                   SURVIVAL OF REPRESENTATIONS AND WARRANTIES,
             AGREEMENTS AND COVENANTS AFTER CLOSING AND TAX MATTERS

                  7.1 Survival of Representations and Warranties. Except as specified in Section 9.1(d) hereof, all representations and warranties of the parties in this Agreement or in any document or instrument executed and delivered pursuant hereto shall survive the Closing hereunder for a period of twelve months after the Effective Time and no claim for any breach of representations shall be made except pursuant to a notice of any such breach given on or prior to that date which is twelve months from the date hereof, except as specified in the following sentence. Notwithstanding the foregoing hereof, any claim for a breach of representation related to Taxes shall survive the Closing for the period of the applicable statute of limitations. The foregoing notwithstanding, this provision shall not limit claims for breach of Purchaser's representation contained in Section 4.5 hereof, and nothing contained herein shall be deemed to limit any rights the Principal Shareholders may have against Purchaser and its Affiliates for violations of applicable securities laws, if any, which will be subject to the applicable statutes of limitations contained therein.

                  7.2 Tax Matters.

                  (a)(i)(A) With respect to the Company and Subsidiaries, the Purchaser shall timely prepare and file the Tax Returns for all periods beginning on or after January 1, 1999 and ending on the Closing Date. Copies of all such returns shall be made available to the Principal Shareholders at least ten (10) business days prior to the date on which such returns are required to be filed (including timely filed extensions thereof). Except as provided in
Section 7.2(a)(iii), the Purchaser shall pay or cause to be paid any federal (or state or local) income Taxes required with such Returns. Subject to Section 7.2(a)(ii) hereof, the income of the Company and Subsidiaries so included on such consolidated income Tax Return will be apportioned between the period up to and including the Closing Date and the period after the Closing Date by closing the books of the Company and Subsidiaries as of the end of the Closing Date.

                  (a)(i)(B) The Principal Shareholders shall prepare all Tax Returns for periods ending on or before December 31, 1998 and due (including timely filed extensions) after the Closing Date. In order to assist the Principal Shareholders in the preparation of all Tax Returns that the Principal Shareholders are required to prepare, Purchaser will prepare (or cause the Surviving Corporation to prepare in accordance with prior practices) and deliver to the Principal Shareholders, as soon as reasonably practical after its receipt of a request therefor from the Principal Shareholders, all data (including the annual Tax reporting package) regarding the Company and Subsidiaries reasonably requested by the Principal Shareholders that is necessary to prepare any Tax Return and properly report the operations of the Company and Subsidiaries thereon. All such Tax Returns due after the

Closing Date for periods ending on or before December 31, 1998 shall be prepared in accordance with the past accounting practices and positions of the Company and each Subsidiary and copies of such Returns shall be furnished by the Principal Shareholders to the Purchaser at least ten (10) days prior to the due date thereof (including timely filed extensions). Purchaser shall promptly give notice of any reasonable objection and, if such objection cannot be resolved prior to said due date, Purchaser shall: (1) file such returns as proposed unless Purchaser has obtained an opinion of its independent public accounting firm then auditing the Purchaser's financial statements that there is no reasonable basis to support one or more positions adopted on the Return, (2) submit the disputed issue for resolution in accordance with Section 2.3.7.2 and
(3) if appropriate subsequent to such resolution, file an amended Return.

                           (ii) The Principal Shareholders shall be liable for,
and hereby indemnify Purchaser, the Merger Subsidiary and the Subsidiaries of, from and against (A) all Taxes of the Company and each of its Subsidiaries with respect to all periods ending on or before December 31, 1998, to the extent such Taxes have not either previously been paid by the Company or the Subsidiaries or are reflected and expressed in dollars as current liabilities for Taxes payable in the Company 1998 Financial Statements, and (B) the 1999 Florida general intangible tax payable by the Company in excess of the amount payable under a return prepared based on the principles used in preparing the 1998 Florida general intangible tax return, together with any interest, fines and penalties levied on such excess amount. The Principal Shareholders shall cause the 1999 Florida intangible tax return to be filed prior to the Closing Date. Any indemnification payment made by the Principal Shareholders shall be treated as an adjustment to the Per Share Cash Consideration and shall be made as a claim for a Deficiency pursuant to the provisions of Section 9.1(b)(4).

                           (iii) At Shareholders' reasonable written request,
Purchaser will cause the Surviving Corporation to make and/or join with Seller and/or any Affiliate thereof in making any election in connection with the consolidated U.S. federal income Tax Return (and similar state or local Tax Returns) which includes a Tax year of the Company and Subsidiaries ending on or before the Effective Time and any prior tax years if the making of such election does not have more than a de minimis adverse effect on the Purchaser (or any of the Company and Subsidiaries) for any post-acquisition period.

                  (b) Notwithstanding anything else in this Agreement to the contrary, if Purchaser makes any voluntary change in the accounting practices of the Company and Subsidiaries (which accounting practices were, in the judgment of Purchaser's independent public accounting firm then auditing Purchaser's financial statements, not in accordance with GAAP), to bring such practices into conformance with those of the Purchaser, which changes are not, in the judgment of such independent public accounting firm, required by GAAP, then, for any post-acquisition period, any such changes shall have no adverse effect on the computation of amounts due to (i) the Principal Shareholders the Contingent Merger Consideration set forth in Section 2.3.7 hereof; or (ii) any bonus payments due to any of the Principal Shareholders pursuant to their respective Employment Agreements.

                  (c) Purchaser will pay or reimburse the Principal Shareholders for all transfer, stamp, conveyance, or other similar Taxes imposed by any Tax jurisdiction, and all recording fees, filing fees, notary fees and other similar costs with respect to the Merger. The Principal Shareholders shall pay all other Taxes, fees or costs associated with the Merger or the other transactions contemplate hereby.

                  (d) Any Tax refunds that are received by Purchaser, the Surviving Corporation or any of the Subsidiaries and any amounts credited against Tax to which Purchaser, or any of the Subsidiaries becomes entitled, may be retained by them, even if they relate to the operations of Company or any of the Subsidiaries in Tax periods ending on or before the Closing Date.

                  (e) Purchaser will promptly notify the Principal Shareholders in writing upon receipt by Purchaser of notice of any pending or threatened federal, state, local, or foreign Tax audits or assessments of the Company or any of the Subsidiaries related to a period ending on or before December 31, 1998 and any pending or threatened federal, state, local or foreign Tax audits or assessments of Purchaser or any Affiliate of Purchaser which may affect the Tax liabilities of the Company or any of the Subsidiaries for periods ending on or before December 31, 1998. The Principal Shareholders will promptly notify Purchaser in writing upon receipt by the Principal Shareholders of notice of any pending or threatened federal, state, local, or foreign Tax audits or assessments from any Tax authority.

                  (f) The Principal Shareholders will have the right but not the obligation, to control any audit or determination by any Tax authority or file any amended Tax Return, and in good faith to contest, resolve and defend against any assessment, notice of deficiency, or other adjustment or proposed adjustment of Taxes with respect to any period ending on or before December 31, 1998. Purchaser will have the right to (i) control any audit or determination by any Tax authority or file any amended Tax Return, and to contest, resolve and defend against any assessment, notice of deficiency, or other adjustment or proposed adjustment of Taxes for any period ending after December 31, 1998; provided, however, that the Principal Shareholders shall have the right to approve the disposition of any audit or litigation as to which they may have any liability as a taxpayer or indemnifying party, which approval will not be unreasonably withheld or delayed and (ii) initiate any claim for refund, even if it relates to periods prior to the Effective Time. The Principal Shareholders shall have the right to employ counsel of their choice, at their expense, if the Principal Shareholders elect to contest any Tax deficiency or other adjustment or proposed adjustment in accordance with the terms of Section 2.3.7.2 hereof. The Principal Shareholders shall not settle, compromise or abandon any such dispute without Purchaser's prior written consent; provided that such consent shall not be unreasonably withheld and shall not be necessary to the extent the Principal Shareholders have indemnified, and held harmless on an after-tax basis, without qualification and in form and substance reasonably acceptable to Purchaser against the effect of any such settlement to which Purchaser reasonably objects.

                  (g) After the Closing Date, the Principal Shareholders and Purchaser will cooperate fully, and will cause their respective Affiliates to cooperate fully, and will provide assistance as may reasonably be requested, in connection with the preparation of any Tax Return, the conduct of any audit or the defense or any litigation or other proceeding with respect to any Tax liability of the Company or any Subsidiary for any period ending on or before the Effective Time and shall retain, or shall cause to be retained, for the appropriate period any records or information that may be relevant to such Tax Return or audit.

                  (h) The Principal Shareholders will provide Purchaser, and Purchaser will provide the Principal Shareholders with the right, at reasonable times and upon reasonable notice, to access to, and to all such other to copy and use, any records or information which may be relevant for the taxable period for which the requesting party is charged with payment responsibility for Taxes under this Agreement in connection with the preparation of any Tax Returns, the conduct of any audits, the defense of any litigation by any Tax authority, the filing of any claim for a refund of Tax or allowance of any Tax credit, or any judiciary or administrative proceedings relating to liability for Taxes. All pertinent books of account, papers and records shall be retained either (1) until the statute of limitations to which they relate has expired by lapse of time or by the terms of an agreement for extension of time or (2) until such date as the parties hereto shall have otherwise agreed.

                  (i) To the extent that the Principal Shareholders are required to make any payment on account of the indemnity for Taxes under Section 7.2 hereof, notice of such claim and the determination of its amount and payment shall be made in accordance with Section 9.1 as if such amount were a Deficiency.


                                  ARTICLE VII
                                   TERMINATION

                  8.1 Termination by Mutual Consent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, before or after the approval of this Agreement by the mutual consent of the Purchaser and the Company.

                  8.2 Termination by Either Purchaser or Company. This Agreement may be terminated and the Merger may be abandoned by action of the Board of Directors of either the Purchaser or the Company if (a) the Merger shall not have been consummated by August 31, 1999, or (b) a United States federal or state court of competent jurisdiction or United States federal or state governmental, regulatory or administrative agency or commission shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling, or other action shall have become final and non-appealable; provided that the party seeking to terminate this Agreement pursuant to this clause (b) shall have used all reasonable efforts to remove such injunction, order or decree; and provided, in the case of a termination pursuant to clause (a) above, that the terminating party shall not have breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the failure to consummate the Merger by August 31, 1999.

                  8.3 Termination by Company. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, by action of the Board of Directors of the Company, if there has been a breach by the Purchaser of any representation or warranty contained in this Agreement which would have or would be reasonably likely to have a Purchaser Material Adverse Effect.

                  8.4 Termination by Purchaser. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by action of the Board of Directors of the Purchaser, if there has been a breach by the Principal Shareholders of any representation or warranty contained in this Agreement which would have or would be reasonably likely to have a Company Material Adverse Effect.

                  8.5 Effect of Termination and Abandonment. In the event of termination of this Agreement and the abandonment of the Merger pursuant to this
Article VIII, all obligations of the parties hereto shall terminate, except the obligations of the parties pursuant to this Section 8.5 and except for the provisions of Article IX hereof, provided nothing herein shall prejudice the ability of a non-breaching party from seeking damages from any other party for any willful and knowing material breach of this Agreement, including without limitation, attorneys' fees and the right to pursue any remedy at law or in equity.

                  8.6 Extension, Waiver. At any time prior to the Effective Time, the Company or the Purchaser may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.


                                   ARTICLE IX
                                 INDEMNIFICATION

                  9.1 Indemnification of Purchaser and Affiliates.

                           (a) Basic Provision. Subject to the provisions of
Section 9.1(d) and Section 7.2, each of the Principal Shareholders ("Principal Shareholder Indemnitors") hereby indemnify and agree to hold harmless Purchaser, the Surviving Corporation and the Subsidiaries and each of their respective successors and assigns ("Purchaser Indemnitees") from, against and in respect of one-third (as to each Principal Shareholder) of the amount of any and all Deficiencies (as hereinafter defined).

                           (b) Definition of "Deficiencies". As used in this
Article IX, "Deficiencies" means any and all loss or damage resulting from:

                                    (1) any breach of any representation or
warranty, or any non-fulfillment of any covenant or agreement on the part of the Principal Shareholders or the Company contained herein;

                                    (2) all unfunded liabilities under any
Benefit Plan, and any Tax or penalty incurred in connection with, or with respect to, such unfunded liabilities and, any costs or expenses incurred with respect to any claim related to the disqualification of any Benefit Plan of the Company intended to be qualified under Section 401(a) of the Code, whether by reason of a qualification failure in the operation of the Benefit Plan or by reason of a qualification failure in the documentation of such Benefit Plan, any costs or expenses incurred with respect to such Benefit Plan as a result of or in connection with such failures or determination, including, but not limited to, any penalties, fines or similar assessments payable to the Internal Revenue Service, the Department of Labor, or any other federal, state or local governmental authority, any Tax liabilities (including interest assessed thereon), administrative and legal costs incurred, and any liabilities to any participant in such Benefit Plan;

                                    (3) any claim arising from or based upon (x)
negligent or willful acts resulting in property damage or bodily injury to third parties or employees of the Company or any Subsidiary) thereof, assault, battery, defamation, fraud or denial of insurance claims in bad faith or (y) violations of law, except violations arising from changes in interpretation of laws or the positions of administrative agencies or new judicial precedents occurring or issued after the time the act or omission of the Company occurred upon which the violation of law is claimed;

                                    (4) any unpaid Taxes for which the Principal
Shareholders have an indemnity obligation under the provisions of Section 7.2 hereof or which relate to Taxes of any Person assessed against the Company or any Subsidiary under Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract or operation of law, or otherwise and relate to a period prior to the Effective Time; and

                                    (5) any and all actions, suits, proceedings,
demands, assessments, penalties, liabilities, judgments, reasonable attorneys' fees, costs, expenses and interest incident to a third party action involving any of the foregoing.

                           (c) Procedures for Establishment of Deficiencies.

                                    (1) In the event that any claim shall be
asserted against a Purchaser Indemnitee which, if sustained, would result in a Deficiency, the Purchaser, within a reasonable time after learning of such claim, shall notify the Principal Shareholder Indemnitors from whom indemnity is claimed of such claim, and shall extend to such Principal Shareholder Indemnitors a reasonable opportunity to defend against such claim, at the Principal Shareholder Indemnitors' sole expense and through legal counsel of Indemnitor's choosing who is reasonably satisfactory to Purchaser, provided that; (i) the Principal Shareholder Indemnitors proceed in good faith, expeditiously and diligently, and (ii) the failure to timely give such notice shall not negate or impair any indemnification obligation hereunder, but only give the Principal Shareholder Indemnitors the right to offset against any indemnity payment to be made by them hereunder any actual damage caused to them by the failure to timely give such notice. Purchaser shall, at its option and expense, have the right to participate in but not control any defense undertaken by the Principal Shareholder Indemnitors with legal counsel of its own selection. If the Principal Shareholder Indemnitors fail to prosecute such defense in good faith in an expeditious and diligent manner, Purchaser shall have the right to defend and/or settle such claim on behalf of such Principal Shareholder Indemnitors. No settlement or compromise of any claim which may result in a Deficiency may be made by the Purchaser Indemnitees or Principal Shareholder Indemnitors without the prior written consent of the other, which consent will not be unreasonably withheld.

                                    (2) In the event that Purchaser asserts the
existence of any Deficiency, Purchaser shall give written notice to the Principal Shareholders of the nature and amount of the Deficiency asserted. If the Principal Shareholders, within a period of 30 business days after the giving of such notice by Purchaser, shall not give written notice to Purchaser announcing their intention to contest such assertion of Purchaser (such notice by the Principal Shareholders being hereinafter called the "Contest Notice"), such assertion of Purchaser shall be deemed accepted and the amount of the Deficiency shall be deemed established. In the event, however, that a Contest Notice is given to Purchaser within said thirty-day period, then the contested assertion of a Deficiency shall be established by judicial determination.

                                    (3) Purchaser and the Principal Shareholders
may agree in writing, at any time, as to the existence and amount of a Deficiency, and, upon the execution of such agreement, such Deficiency shall be deemed established.

                           (d) Limitation on and Payment of Deficiencies.
Anything in this Agreement to the contrary notwithstanding, after the Effective
Time:

                                    (1) no claim for indemnity under Section
9.1(a) for a Deficiency described in Section 9.1(b)(1) which cannot otherwise be made as a claim for a Deficiency described in Section 9.1(b)(2), (3) or (4), may be made after 12 months from the Effective Time, except that (i) any Deficiency related to a breach of the representation and warranty contained in Section 3.23(c) of which the Principal Shareholders have received notice prior to the expiration of 12 months from the Effective Time shall not be payable until the expiration of the Rate Reclamation Period specified in Section 9.1(d)(G) and shall be reduced by the Rate Recovery Amount, if any, recovered during such Rate Reclamation Period and (ii) any claim against the Principal Shareholders for breach of a covenant or agreement contained in Sections 2.11, 2.15, 2.18, 2.19, 2.22, 2.29, 2.30, 2.33, 2.34, 10.4, 10.6 or 10.15 may be brought at any time after the effective time which is within the applicable statute of limitations for actions claiming breach of a written contract.

                                    (2) No claim for indemnity under Section
9.1(a) for a Deficiency described in Section 9.1(b)(2) or (3) which cannot otherwise be made as a Deficiency described in Section 9.1(b)(4) may be made after the first to occur of the expiration of the applicable statute of limitations or the fifth anniversary of the Effective Time;

                                    (3) no claim for indemnity under Section
9.1(a) for a Deficiency described in Section 9.1(b)(4) may be made after the expiration of the applicable statue of limitations related thereto; and

                                    (4) no claim for indemnity under Section
9.1(a) for a deficiency described in Section 9.1(b)(5) may be made unless the third party action referenced therein relates to a claim timely made under the provisions of 9.1(d)(1), (2) or (3) above;

provided in each of the above cases that any claims pending at the expiration of the applicable claim period shall remain pending until paid, settled or otherwise finally resolved.

         Claims for indemnification hereunder shall be further limited as follows:

(A) Any claim for an established Deficiency which is described in Section 9.1(b)(1) which cannot otherwise be brought as a Deficiency described in Section 9.1(b)(2), (3) or (4) and of which none of the Principal Shareholders had knowledge as of, or any time prior to, the Effective Time, shall only be payable by set-off against and/or, to the extent already paid, a claim for reimbursement of the Contingent Merger Consideration plus any bonus payments paid or payable under any employment agreement between Surviving Corporation (or any Affiliate) thereof, and a Principal Shareholder and if there is no such Contingent Merger Consideration or bonus paid or payable, the Indemnitees shall not be entitled to indemnity or other payment for such Deficiency.

(B) The amount payable with respect to any claim for an established Deficiency which is timely made and not covered by the immediately preceding paragraph 9.1(d)(A) and which is made between the Effective Time and the first anniversary of the Effective Time shall be limited only as provided in paragraph 9.1(d)(F) below.

(C) The amount payable with respect to any claim for an established Deficiency described in Section 9.1(b)(4) which is timely made under the provisions of
Section 9.1(d)(3) or 9.1(d)(i)(ii) also shall be limited only as provided in
Section 9.1(d)(F) below.

(D) The amount payable with respect to any claim for an established Deficiency described in and limited by Section 9.1(d)(2) which is timely made between the first anniversary of the Effective Time and the fifth anniversary of the Effective Time shall be limited to the amount payable by set-off against and/or, to the extent already paid, a claim for reimbursement of the Contingent Merger Considerations plus any bonus payments paid or payable under any employment agreements between the Company and a Principal Shareholder, plus an aggregate of $5,000,000 payable by all Principal Shareholders as a group.

(E) Any amounts not paid by the Principal Shareholders when due under this
Article 9 by cash payment or offset, as described above, shall bear interest from the due date thereof until the date paid at a rate equal to 3% over the "prime rate" as published from time to time in The Wall Street Journal.

(F) The provisions of this Article IX shall constitute the exclusive remedy of the Purchaser Indemnitees for damages asserted under this Agreement after the Effective Time, whether by reason of any breach of a representation or warranty in this Agreement or non-fulfillment of a covenant or agreement, and no tort or statutory claim for misrepresentation or other similar claim in tort or under statutory obligation may be asserted on the basis of such representations and warranties; provided, however, that the foregoing shall not relieve a party of its liability (under this Agreement, in tort, or under statutory obligation) for intentional misrepresentation or for intentional fraud. Under the foregoing provisions no Principal Shareholder shall be held responsible for more than one-third (except with respect to the matters referred to in the proviso in the immediately preceding sentence) of any established Deficiency and in no event shall a Principal Shareholder be liable for an amount in excess of the amount of cash received or receivable by such Principal Shareholder pursuant to the Merger (including, without limitation, any Contingent Merger Consideration or bonuses under any employment agreement) and the Market Price of the Purchaser Common Stock received or receivable in the Merger (it being agreed that the provisions of this sentence shall not negate the limitations on the liability of the Principal Shareholders contained elsewhere in this Agreement).

(G) If a breach of representation is claimed under Section 3.23(c) of this Agreement and notice of such claim is given to Purchaser within twelve (12) months from the Effective Time as required by Section 9.1(d)(i), the Insurer Subsidiaries, if they can do so on a commercially reasonable basis, will make permissible rate filings directly related to the matter for which the breach is claimed, and any amounts actually collected by the Insurer Subsidiaries (net of any taxes thereon) ("Rate Recovery Amount") on or prior to the second anniversary of the Effective Time (the "Rate Reclamation Period") shall reduce the amount of the indemnity claim against the Principal Shareholders for such breach of representation as provided in Section 9.1(d)(i) and, subject to the limitations of 9.1(d)(A) and (B), such claim shall be paid in cash within five
(5) days after the establishment of the Rate Recovery Amount and Notice thereof to the Principal Shareholders.

                                   ARTICLE X
                               GENERAL PROVISIONS

                  10.1 Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be delivered by hand or mailed by certified mail, return receipt requested, first class postage prepaid, or sent by Federal Express or similarly recognized national overnight delivery service with receipt acknowledged, addressed as follows:

                           10.1.1 If to the Company:

                                        The Jerger Company, Inc.
                                        7785 66th Street North

                                        Pinellas Park, FL 33781
                                        Attn:  Thomas Jerger

                                   with a copy to:

                                        Fowler, White, Gillen, Boggs,
                                          Villareal and Banker, P.A.
                                        501 Each Kennedy Blvd., Suite 1700
                                        Tampa, FL 33602
                                        Attn: David C. Shobe, Esq.

                                        The Jerger Company, Inc.
                                        7785 66th Street North
                                        Pinellas Park, FL 33781
                                        Attn. Raymond M. Blacklidge, Esq.,
                                              General Counsel

                           10.1.2 If to Purchaser or Merger Subsidiary:

                                        Philadelphia Consolidated Holding Corp.
                                        One Bala Plaza, Suite 100
                                        Bala Cynwyd, PA 19004
                                        Attn: James J. Maguire


                                    with a copy to:

                                        Wolf, Block, Schorr and Solis-Cohen LLP
                                        Twelfth Floor, Packard Building
                                        111 South 15th Street
                                        Philadelphia, PA 19102-2678
                                        Attn:   Michael M. Sherman, Esquire

                                    or, if sent after July 1, 1999:

                                        Wolf, Block, Schorr and Solis-Cohen LLP
                                        1650 Arch Street
                                        Philadelphia, PA 19103-2085
                                        Attn:   Michael M. Sherman, Esquire

                           10.1.3 If delivered personally, the date on which a
notice, request, instruction or document is delivered shall be the date on which such delivery is made and, if delivered by mail or by overnight delivery service, the date on which such notice, request, instruction or document is received shall be the date of delivery. In the event any such notice, request, instruction or document is mailed or shipped by overnight delivery service to a party in accordance with this Section 10.1 and is returned to the sender as non-deliverable, then such notice, request, instruction or document shall be deemed to have been delivered or received on the fifth day following the deposit of such notice, request, instruction or document in the United States mail or the delivery to the overnight delivery service.

                           10.1.4 Any party hereto may change its address
specified for notices herein by designating a new address by notice in accordance with this Section 10.1.

                  10.2 Brokers. The Purchaser represents and warrants to the Principal Shareholders, and the Principal Shareholders represent and warrant to the Purchaser that no broker or finder has acted for it or them or any entity controlling, controlled by or under common control with it or them in connection with this Agreement. The Purchaser agrees to indemnify and hold harmless the Principal Shareholders against any fee, loss or expense arising out of any claim by any broker or finder employed or alleged to have been employed by it, and the Principal Shareholders agree to indemnify and hold harmless the Purchaser against any fee, loss, or expense arising out of any claim by any broker or finder employed or alleged to have been employed by it.

                  10.3 Waiver. Any failure on the part of any party hereto to comply with any of its obligations, agreements or conditions hereunder may be waived by any other party to whom such compliance is owed. No waiver of any provision of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver. No failure or delay on the part of any party to enforce or exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, and no investigation done by any party (or any discoveries made as a result thereof) of any representations or warranties of any other party shall modify, negate or impair any such representations or warranties.

                  10.4 Expenses. Except as otherwise provided herein, all costs incurred by the parties hereto in connection with or related to the authorization, preparation and execution of this Agreement and the Closing of the transactions contemplated hereby, including, without limitation of the generality of the foregoing, all fees and expenses of agents, representatives, counsel and accountants employed by any such party, shall be borne solely and entirely by the party which has incurred the same.

                  10.5 Public Announcements. At all times at or before the Closing, the Company, on the one hand, and the Purchaser, on the other hand, will consult with one another before issuing or making any reports, statements, or releases to the public with respect to this Agreement or the transactions contemplated hereby and will use good faith efforts to agree on the text of a joint public report, statement, or release or will use good faith efforts to obtain the other parties' approval of the text of any public report, statement, or release to be made solely on behalf of a party. If such parties are unable to agree on or approve any such public report, statement, or release and such report, statement, or release is, based on the advice of legal counsel to a party, required by law or appropriate to discharge such party's disclosure obligations, then such party may make or issue the legally required or appropriate report, statement, or release upon prior notice to the other parties hereto.

                  10.6 Confidentiality

                           10.6.1 The Company, its respective officers,
directors, employees, agents, and other representatives, will refrain from disclosing to any other Person (i) any documents or information concerning the Purchaser or its Affiliates furnished to it in connection with this Agreement or the transactions contemplated hereby, and (ii) any documents or information concerning the Company, unless (A) such disclosure is compelled by judicial or administrative process or by other requirements of law and notice of such disclosure is furnished to the Purchaser; or (B) such confidential documents or information can be shown to have been (x) previously known by the Person receiving such documents or information, or (y) in the public domain through no fault of such Persons. If for any reason the contemplated Merger is not consummated, the Purchaser and the Company agree that they will return any and all such confidential information provided by any of them to the other party so providing such information.

                           10.6.2 The Purchaser, its respective officers,
directors, employees, agents, and other representatives, will refrain from disclosing to any other Person (i) any documents or information concerning the Company or its Affiliates furnished to it in connection with this Agreement or the transactions contemplated hereby, and (ii) any documents or information concerning the Purchaser, unless (A) such disclosure is compelled by judicial or administrative process or by other requirements of law and notice of such disclosure is furnished to the Company; or (B) such confidential documents or information can be shown to have been (x) previously known by the Person receiving such documents or information, or (y) in the public domain through no fault of such Persons. If for any reason the contemplated Merger is not consummated, the Company and the Purchaser agree that they will return any and all such confidential information provided by any of them to the other party so providing such information, except to the extent retention is appropriate for the enforcement of any rights or remedies under this Agreement or for any breach thereof.

                  10.7 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legal representatives, executors, administrators, successors and assigns. The officers and directors of the Company shall be third party beneficiaries of this Agreement with respect to the provisions of Section 2.21, in each case with the right to enforce such provision, and no amendment to such Section 2.21 which adversely affects any such third-party beneficiary shall affect any such third-party beneficiary not agreeing thereto in writing.

                  10.8 Headings; Construction. The section and other headings in this Agreement are inserted solely as a matter of convenience and for reference, and are not a part of this Agreement. The Company may, at its option and for purposes of convenience or otherwise, include in its

Schedules to this Agreement items that are not material, and such inclusion shall not be an agreement or admission by the Company that such items are material or be otherwise used to interpret the meaning of such term for purposes of this Agreement and the transactions contemplated herein.

                  10.9 Entire Agreement. This Agreement constitutes the entire agreement among the parties hereto and supersedes and cancels any prior agreements, representations, warranties, or communications, whether oral or written, among the parties hereto relating to the transactions contemplated hereby or the subject matter herein. Neither this Agreement nor any provision hereof may be changed, waived, discharged or terminated orally, but only by an agreement in writing signed by the party against whom or which the enforcement of such change, waiver, discharge or termination is sought.

                  10.10 Governing Law; Forum. This Agreement shall be governed and construed in accordance with the laws of the State of Florida (regardless of the laws that might be applicable under principles of conflicts of law) as to all matters including, but not limited to, matters of validity, construction, effect and performance.

                  10.11 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                  10.12 Pronouns. All pronouns used herein shall be deemed to refer to the masculine, feminine or neuter gender as the context requires.

                  10.13 Exhibits Incorporated. All Exhibits attached hereto are incorporated herein by reference, and all blanks in such Exhibits, if any, will be filled in as required in order to consummate the transactions contemplated herein and in accordance with this Agreement.

                  10.14 Time of Essence. Time is of the essence in this Agreement.

                  10.15 Legal Costs. The Company shall bear and pay for all legal fees and expenses incurred by the Company and the Subsidiaries (including, but not limited to, the fees and costs of Fowler, White, Gillen, Boggs, Villareal and Banker, P.A.) in connection with the transactions relating to this Agreement, the Employment Agreements and all related documents, and no reimbursement therefor shall be sought from any of the Shareholders by the Purchaser, the Company or any of the Subsidiaries after the closing hereunder is consummated; provided, however, that the Principal Shareholders, and not the Company, shall, if the Closing hereunder is consummated, bear all of such fees and expenses in excess of $100,000 in the aggregate.

                  10.16 Further Assurances. Each party hereto agrees to cooperate fully with the other parties and to execute such further instruments, documents and agreements and to give such further written assurances as may be reasonably requested by any other party to better evidence and reflect the transactions described herein and contemplated hereby and to carry into effect the intents and purposes of this Agreement.

                  IN WITNESS WHEREOF, each party hereto has executed or caused this Agreement to be executed on its behalf, all on the day and year first above written.

                                         PHILADELPHIA CONSOLIDATED HOLDING CORP.

                                         By: /s/ James J. Maguire
                                             --------------------

                                         Name:  James J. Maguire
                                         Title: President and Chief Executive
                                                Officer

                                         THE JERGER COMPANY, INC.

                                         By: /s/ Thomas Jerger
                                             -----------------
                                         Name:  Thomas Jerger
                                         Title: President and Chief Executive
                                                Officer



                                         TJC ACQUISITION CORP.

                                         By: /s/ James J. Maguire
                                             --------------------
                                         Name: James J. Maguire
                                         Title: President and Chief Executive
                                                Officer



                                             /s/ Thomas Jerger
                                             -----------------
                                             Thomas Jerger


                                             /s/ Dean Jerger
                                             ---------------
                                             Dean Jerger


                                             /s/ Richard M. Jerger, Jr.
                                             --------------------------
                                             Richard M. Jerger, Jr.


                                             /s/ Evelyn W. Jerger
                                             --------------------
                                             Evelyn W. Jerger, Trustee of the
                                             Evelyn W. Jerger Revocable Trust

                                LIST OF EXHIBITS


Exhibits

1.1      Defined Terms.

2.3.7 Levels of Contingent Merger Consideration based on varying amounts of 1999/00 Combined and Consolidated Net Income.

2.5      Form of Registration Rights Agreement

2.16     Form of Employment Agreements with Thomas Jerger and Dean Jerger

5.2.3    Matters to be covered in opinion of Company's counsel.

5.3.3    Matters to be covered in opinion of Purchaser's counsel.

                                   EXHIBIT 1.1

                                  Defined Terms

As used herein, the following terms shall have the following meanings unless the context otherwise requires:

         "Acquisition Proposal" shall have the meaning set forth in Section 2.25(a).

         "Acts" shall mean the Delaware General Business Corporation Law and the Florida Business Corporation Act.

         "Affiliate" shall mean, with respect to a Person, any other Person which is required to be aggregated with such Person under Code Section 414(b),
(c), (m) and/or (o) at any time prior to the Closing Date.

         "Agreement" shall mean this Plan and Agreement of Merger.

         "Benefit Plans" shall have the meaning set forth in Section 3.16.

         "Certificates" shall have the meaning ascribed thereto in Section
2.4.1.

         "Change of Control" means the acquisition by any Person or related group of Persons (other than James J. Maguire, any personal representative of Mr. Maguire, any member of his family, any trust for the benefit of Mr. Maguire or any member of his family or any Person controlled by one or more of the foregoing) of more than 50% of the voting common stock of the Purchaser.

         "Closing" shall mean the consummation of the transactions provided for in this Agreement.

         "Closing Date" shall mean the date on which the Closing occurs pursuant to Section 6.1 hereof.

         "Code" shall mean the Internal Revenue Code of 1986, as amended.

         "Company" shall mean The Jerger Company, Inc., a Florida corporation, and unless otherwise specified, shall be deemed to include all of its Subsidiaries.

         "Company Common Stock" shall mean the common stock of the Company.

         "Company Financial Statements" shall have the meaning ascribed thereto in Section 3.5.

         "Company Group" means the Company and the Subsidiaries.

         "Company Material Adverse Effect" shall mean a material adverse effect on the business, prospects, results of operation or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole, or on the ability of the Company to consummate the transactions contemplated hereby, provided that changes relating to the economy in general or to the Company's industry in general shall not be considered as a material adverse effect.

         "Company Material Adverse Event" shall mean an event which causes a Company Material Adverse Effect.

         "Company's 1999 Pre-Closing Period Reviewed Income Statement" means the consolidated statement of the Company Group for the period beginning January 1, 1999 and ending with the Effective Time showing the Company's Pre-Closing 1999 Net Income, which statement shall be prepared by the Purchaser and reviewed by the Purchaser's independent public accounting firm.

         "Company's Pre-Closing 1999 Net Income" shall mean the consolidated GAAP basis net income of the Company Group calculated in accordance with the procedures, and including the adjustments, set forth in the definition of "1999/00 Combined and Consolidated Net Income".

         "Contingent Merger Consideration" shall have the meaning set forth in
Section 2.3.7.

         "Deficiency" shall have the meaning set forth in Section 9.1(b).

         "Disclosure Letter" shall mean the letter delivered to the Purchaser by the Company simultaneously with the execution of this Agreement containing certain requested disclosures concerning the Company and the Subsidiaries.

         "DOJ" shall mean the Antitrust Division of the United States Department of Justice.

         "Effective Time" shall have the meaning set forth in Section 2.2 hereof.

         "Employees" shall have the meaning set forth in Section 2.18.2.

         "Employment Agreements" shall mean those Employment Agreements referenced in Section 2.16, each of which may be referred to individually as an "Employment Agreement."

         "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

         "ERISA Affiliate" means any direct or indirect subsidiary of the Company and all persons which are treated as being under common control or as a single employer (under Section 414(b), (c), (m) or (o) of the Code) with Company or any of its Subsidiaries. A subsidiary for purposes of this definition shall include any entity in which Company owns directly or indirectly a majority of the equity interest or which is consolidated with the financial statements of Company.

         "ERISA Plan" shall have the meaning set forth in Section 3.16.

         "FTC" shall mean the Federal Trade Commission.

         "GAAP" shall mean Generally Accepted Accounting Principles formulated by the American Institute of Certified Public Accountants as in effect from time to time during the term of this Agreement.

         "Hazardous Substance" shall have the meaning set forth in Section 3.17.

         "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1978, as amended.

         "Indemnitees" shall have the meaning set forth in Section 9.1(a).

         "Indemnitors" shall have the meaning set forth in Section 9.1(a).

         "Insurer Subsidiaries" shall mean Mobile USA Insurance Company and Mobile United Property and Casualty Insurance Company, Inc.

         "Licensed Software" shall have the meaning set forth in Section 3.14.3.

         "MAC" shall mean Mobile Adjustment Company, a Florida corporation

         "Market Price" shall mean the average closing price of the Purchaser Common Stock on the NASDAQ National Market System for the fifty full trading days ending on the fifth full trading day immediately prior to the Effective Time.

         "Merger" shall mean the merger of the Company with and into the Merger Subsidiary.

         "Merger Subsidiary" shall mean TJC Acquisition Corp., a Delaware corporation.

         "Merger Subsidiary Common Stock" shall mean the common stock of the Merger Subsidiary.

         "Owned Software" shall have the meaning set forth in Section 3.14.2.

         "1999/00 Combined and Consolidated Net Income" shall mean the consolidated GAAP basis net income of the Company Group and the Surviving Corporation and its subsidiaries, for the years ended December 31, 1999 and December 31, 2000 ,calculated in a manner consistent with that utilized by the Company Group in preparing its audited Consolidated Statements of Income and Retained Earnings for the years ended December 31, 1998 and 1997, excluding net investment income, net realized gains (losses) on investments, and interest expense, each such item being adjusted for income taxes at the statutory rates in effect, recorded by the Company Group, the Surviving Corporation and its subsidiaries, determined from the Surviving Corporation's 1999/00 Post-Closing Period Reviewed Income Statement, plus the Company's Pre-Closing 1999 Consolidated Net Income as shown in the Company's 1999 Pre-Closing Period Reviewed Income Statement (provided, however, that in making such computation, no bonuses paid to Thomas Jerger or Dean Jerger shall be taken into account, other than any bonuses paid to them under the Employment Agreements (including any amendments or extensions thereof) executed by them at the Closing) and adjusted by any Underwriting Gain (Loss) included in the Purchaser's net income from any new mobile homeowners insurance policies produced by the Purchaser or any of its subsidiaries or the Surviving Corporation and its subsidiaries on or after June 1, 1999; and any mobile homeowner insurance policies previously produced by Company Group and issued by another insurance company and renewed with or transferred to the Purchaser or any of its subsidiaries on or after June 1, 1999. Such Underwriting Gain (loss) is to be reduced by any related commissions earned on such business, adjusted for income taxes at the statutory rates in effect, by the Surviving Corporation and its subsidiaries and included in its net income and commissions incurred by the Purchaser or any of its subsidiaries. For these purposes, Underwriting Gain (Loss) shall mean the GAAP basis gain (loss) that remains after reducing earned premiums by the associated losses and loss adjustment expenses incurred, acquisition expenses incurred, and underwriting expenses incurred, all items being adjusted for income taxes at the statutory rates in effect; net of any associated reinsurance costs and benefits; determined on a basis consistent with the mobile homeowners insurance business reflected on the Company Group's audited Consolidated Statements of Income and Retained Earnings for the years ended December 31, 1998 and 1997.

         "1999/00 NOI Objection Notice" shall have the meaning set forth in
Section 2.3.7.2.

         "1999/00 Disputed Issues" shall have the meaning set forth in Section 2.3.7.2.

         "1999/00 Post-Closing Period Reviewed Income Statement" means the consolidated income statement of the Surviving Corporation and its subsidiaries for the period beginning with the Effective Date and ending on December 31, 2000 prepared by the Purchaser and reviewed by the Purchaser's independent public accounting firm. Such statement shall show the consolidated GAAP basis net income of the Surviving Corporation and its subsidiaries, computed in accordance with the procedures, and including the adjustments, shown in the definition of 1999/00 Combined and Consolidated Net Income, except that in computing such consolidated income, no start-up expense (as mutually determined by the Purchaser and the Principal Shareholders) attributable to the writing of insurance business, or the preparation therefor, in any States other than Florida, Arizona and Nevada and shall be taken into account unless otherwise agreed by the Principal Shareholders, and such expense shall be disregarded for the purposes of such computation (the Surviving Corporation and the subsidiaries shall not engage in the mobile home insurance business in any States other than Florida, Arizona and Nevada without such mutual determination). Additionally, in making such computation, the Company shall not be charged any home office expense or management or similar fee (except with respect to fees and expenses for services previously performed at the Company or a Subsidiary level which Purchaser or PCHC determines should be performed by PCHC or an Affiliate thereof, to the extent such fees and expenses are no higher than the cost previously incurred therefor by the Company or a Subsidiary) and no additional good will or other depreciation, amortization or other expense relating to the transactions contemplated hereby shall be charged in determining such net income. The amount of the start-up expenses shall be in writing and shall be sent by the Surviving Corporation to the Principal Shareholders as promptly as practicable after the end of the Surviving Corporation's fiscal year ending December 31, 2000.

         "Per Share Cash Consideration" shall mean an amount of cash equal to $20,000,000 divided by the total shares of the Company outstanding at the Effective Time.

         "Per Share Stock Consideration" shall mean the number of shares of Purchaser Common Stock determined by dividing $25,000,000 by Purchaser's Average Price Per Share.

         "Permitted Liens" means

         (a) liens for Taxes, assessments and other governmental charges or levies (excluding any lien imposed pursuant to any of the provisions of ERISA or environmental laws) not yet due or as to which the period of grace (not to exceed thirty (30) days), if any, related thereto has not expired or which are being contested in good faith and by appropriate proceedings if adequate reserves are maintained to the extent required by GAAP;

         (b) the claims of materialmen, mechanics, carriers, warehousemen, processors or landlords for labor, materials, supplies or rentals (i) which are not overdue for a period of more than thirty (30) days or (ii) which are being contested in good faith and by appropriate proceedings;

         (c) liens consisting of deposits or pledges made in the ordinary course of business in connection with, or to secure payment of, obligations under workers' compensation, unemployment insurance or similar claims or to secure the performance of tenders, bids, contracts, statutory obligations and other similar obligations incurred in the ordinary course of business; and

         (d) liens constituting encumbrances in the nature of zoning restrictions, easements, and rights or restrictions of record on the use of real property, which in the aggregate are not substantial in amount and which do not, in any case, materially detract from the value of such property or impair the use thereof in the ordinary conduct of business; and

         (e) extensions, renewals or replacements of any lien disclosed in the Agreement or in the Disclosure Letter.

         "Person" shall include, but is not limited to, an individual, a trust, an estate, a partnership, an association, a company, a corporation, a limited liability company, a sole proprietorship, a professional corporation or a professional association.

         "Plan Transfer Date" shall have the meaning set forth in Section
2.18.1.

         "Principal Shareholder Indemnitors" shall have the meaning set forth in
Section 9.1(a).

         "Principal Shareholders" means all of the Shareholders except for Evelyn W. Jerger, Trustee of the Evelyn W. Jerger Revocable Trust u/a/d 3/23/92.

         "Purchaser" shall mean Philadelphia Consolidated Holding Corp., a Pennsylvania corporation.

         "Purchaser Common Stock" shall mean the common stock of the Purchaser.

         "Purchaser Group" means the Purchaser and its subsidiaries.

         "Purchaser Indemnitees" shall have the meaning set forth in Section 9.1(a).

         "Purchaser Material Adverse Effect" shall mean a material adverse effect on the business, prospects, results of operation or condition (financial or otherwise) of the Purchaser and its Subsidiaries, taken as a whole, provided that changes relating to the economy in general or to the Purchaser's industry in general shall not be considered as a material adverse effect.

         "Purchaser Material Adverse Event" shall mean an event which causes a Purchaser Material Adverse Effect.

         "Purchaser SEC Documents" shall have the meaning ascribed thereto in
Section 4.6.

         "Purchaser's Average Price Per Share" shall be the weighted average closing price of Purchaser's common stock reported on the Nasdaq National Market averaged on a weighted average basis for each of the 50 trading days next preceding the third trading day before Closing, provided that if during such period the Company has any stock split, stock dividend or recapitalization which is not reflected in the price per share, the price per share for each day prior to such event shall be adjusted to reflect such event.

         "Rate Reclamation Period" shall have the meaning set forth in Section 9.1(d)(G).

         "Rate Recovery Amount" shall have the meaning set forth in Section 9.1
(d)(G).

         "Real Property" shall have the meaning set forth in Section 3.17.

         "SAP" shall mean the accounting practices required or permitted by the National Association of Insurance Commissioners and the insurance regulatory authority in the state in which each Insurer Subsidiary is domiciled, as the case may be, consistently applied throughout the specified period and in the immediately prior comparable period.

         "SAP Financial Statements" shall have the meaning set forth in Section 3.5(b).

         "SAP Statements" shall mean any annual statements, quarterly statements and other financial statements and presentations of any Insurer Subsidiary prepared in accordance with SAP and filed with or submitted to the insurance regulatory authority in the state in which such Insurer Subsidiary is domiciled on forms proscribed or permitted by such authority.

         "Schedules" shall mean the schedules contained in the Disclosure
Letter.

         "SEC" shall mean the Securities and Exchange Commission.

         "Securities Act" shall mean the Securities Act of 1933, as amended.

         "Securities Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

         "Settlement Auditor" shall mean Arthur Andersen LLP or any other "Big 5" accounting firm which is mutually acceptable to the Purchaser and the Principal Shareholders.

         "Shareholders" shall mean Thomas Jerger, Dean Jerger, Richard M. Jerger, Jr. and Evelyn W. Jerger, Trustee of the Evelyn W. Jerger Revocable Trust u/a/d 3/23/92.

         "Strawn Marshall P.A." shall mean Strawn, Marshall, Cunningham, Gordon and Sweat, P.A., the Company's independent accounting firm.

         "Subsidiaries" shall mean Mobile United Property and Casualty Insurance Company, Inc., Mobile USA Insurance Company, Inc., MHIA Premium Finance Company, Mobile Homeowners Insurance Agencies, Inc. and Jerger & Sons, Inc., all Florida corporations.

         "Surviving Corporation" shall have the meaning set forth in Section 2.1 hereof.

         "Tax Return" or "Return" shall mean any report, return, statement or other written information required to be supplied to a taxing authority in connection with Taxes, including those filed on a consolidated, combined or unitary basis.

         "Taxes" or "Tax" shall mean all taxes, including any interest, penalties or other additions to tax that may become payable in respect thereof, imposed by any federal, territorial, state, local or foreign government or any agency or political subdivision of any such government, which taxes shall include, without limiting the generality of the foregoing, income or profits taxes (including, but not limited to, federal income taxes and state income taxes), real property gains taxes, payroll and employee withholding taxes, unemployment insurance taxes, social security taxes, sales and use taxes, ad valorem taxes, excise taxes, franchise taxes, gross receipts taxes, business license taxes, occupation taxes, insurance premium taxes and other similar charges (except those items listed on Schedule 3.5), real and personal property taxes, environmental taxes, transfer taxes, and other obligations of the same or of a similar nature to any of the foregoing, which the Company or any of its Subsidiaries is required to pay, withhold or collect.

         "Top Hat Plan" shall have the meaning as set forth in Section 2.34.

                                  EXHIBIT 2.3.7

             1999/00 COMBINED AND
                 CONSOLIDATED                                CONTINGENT CONSIDERATION
             NET OPERATING INCOME                                      PAYOUT %
             --------------------                                      --------
less than or equal to $10,673,000                                       100.0%

less than or equal to $10,406,000 greater than $10,673,000               90.0%

less than or equal to $10,139,000 greater than $10,406,000               80.0%

less than or equal to $9,873,000 greater than $10,139,000                70.0%

 less than or equal to $9,606,000 greater than $9,873,000                60.0%

 less than or equal to $9,339,000 greater than $9,606,000                45.0%

 less than or equal to $9,072,000 greater than $9,339,000                30.0%

 less than or equal to $8,805,000 greater than $9,072,000                20.0%

 less than or equal to $8,538,000 greater than $8,805,000                10.0%

 less than or equal to $8,272,000 greater than $8,538,000                 5.0%

                 greater than $8,272,000                                  0.0%

                                TABLE OF CONTENTS

                                                                                       Page
                                                                                       ----
ARTICLE I
     DEFINITIONS.....................................................................    1

ARTICLE II
     COVENANTS AND UNDERTAKINGS......................................................    2
          2.1      The Merger........................................................    2
          2.2      Effective Time of Merger..........................................    2
          2.3      Effects of Merger.................................................    2
          2.4      Exchange of Certificates..........................................    4
                   2.4.1   Exchange Procedures.......................................    4
                   2.4.2   No Further Ownership Rights in Company Common Stock.......    4
                   2.4.3   Investment................................................    4
          2.5      Registration Rights...............................................    5
          2.6      Certificate of Incorporation......................................    5
          2.7      Bylaws............................................................    5
          2.8      Directors.........................................................    5
          2.9      Officers..........................................................    5
          2.10     HSR Act Filings...................................................    5
          2.11     Compliance with Securities Laws...................................    6
          2.12     Conduct of the Business of the Company Prior to Closing...........    6
          2.13     Intercompany Accounts and Services................................    8
          2.14     Examination of Property and Records...............................    8
          2.15     Consents and Approvals............................................    8
          2.16     Employment Agreements.............................................    8
          2.17     Supplying of Financial Statements, and Other Information..........    8
          2.18     Employee Matters..................................................    9
          2.19     Tax Free Reorganization Treatment.................................   10
          2.20     Shareholder Approval..............................................   10
          2.21     Continuation of Indemnification.  ................................   10
          2.22     Noncompetition, Trade Secrets, Etc.  .............................   10
          2.23     Payoff of Company Obligations at Closing..........................   11
          2.24     Representation on Purchaser's Board...............................   11
          2.25     No Solicitation...................................................   11
          2.26     Consultation and Reporting........................................   12
          2.27     Notice and Cure...................................................   12
          2.28     Update Schedules..................................................   13
          2.29     Necessary Consents................................................   13

                                                                                       Page
                                                                                       ----
          2.30     Regulatory Approval...............................................   13
          2.31     Satisfaction of Conditions Precedent..............................   13

ARTICLE III
    REPRESENTATIONS AND WARRANTIES OF THE PRINCIPAL SHAREHOLDERS.....................   14
          3.1      Organization, Standing and Foreign Qualification..................   14
          3.2      Authority and Status..............................................   15
          3.3      Capitalization....................................................   15
          3.4      Absence of Equity Investments.....................................   15
          3.5      Consolidated Financial Statements.  ..............................   16
          3.6      Taxes.............................................................   16
          3.7      Real Estate and Personal Property.................................   18
          3.8      Accounts Receivable...............................................   18
          3.9      Required Filings and Absence of Conflicts.........................   18
          3.10     Absence of Changes................................................   19
          3.11     Litigation........................................................   21
          3.12     Licenses and Permits; Compliance With Law.........................   21
          3.13     Contracts, Etc....................................................   21
          3.14     Intellectual Property; Computer Software..........................   23
          3.15     Labor Matters.....................................................   24
          3.16     Benefit Plans.....................................................   24
          3.17     Environmental Matters.............................................   25
          3.18     Insurance.........................................................   26
          3.19     Related Party Relationships.......................................   26
          3.20     Schedules.........................................................   27
          3.21     Non-Contravention.................................................   27
          3.22     Disclosure........................................................   27
          3.23     Insurance Issued by Insurer Subsidiaries. ........................   27
          3.24     Examination Reports...............................................   28

ARTICLE IV
     REPRESENTATIONS AND WARRANTIES OF THE PURCHASER AND THE MERGER SUBSIDIARY.......   30
          4.1      Organization and Standing.........................................   30
          4.2      Corporate Power and Authority.....................................   30
          4.3      Agreement Does Not Violate Other Instruments......................   30
          4.4      Capitalization....................................................   30
          4.5      Corporation Shares................................................   31

                                                                                       Page
                                                                                       ----
          4.6      Purchaser SEC Documents...........................................   31

ARTICLE V
     CONDITIONS......................................................................   32
          5.1      Conditions to Each Party's Obligation to Effect the Merger........   32
          5.2      Conditions to Obligations of the Purchaser and Merger
                   Subsidiary to Effect the Merger...................................   33
                   5.2.1       Representations True at Closing.......................   33
                   5.2.2       Covenants of the Company and Shareholders.............   33
                   5.2.3       Opinion of Counsel....................................   33
                   5.2.4       Consents, Approvals, and Waivers......................   33
                   5.2.5       Absence of Adverse Changes............................   33
                   5.2.6       Employment Agreements.................................   33
                   5.2.7       Shareholder Approval/Dissenter's or Statutory Rights..   34
          5.3                  Conditions Precedent to the Obligations of the
                               Shareholders and Company To Close.....................   34
                   5.3.1       Representations True at Closing.......................   34
                   5.3.2       Covenants of the Purchaser............................   34
                   5.3.3       Opinion of Counsel....................................   34
                   5.3.4       Absence of Adverse Changes............................   34
                   5.3.5       Election of Director..................................   35
                   5.3.6       Registration Rights Agreement.........................   35

ARTICLE VI
     CLOSING.........................................................................   35

          6.1      Time and Place of Closing.........................................   35
          6.2      Transactions at Closing...........................................   35

ARTICLE VII
     SURVIVAL OF REPRESENTATIONS AND WARRANTIES,AGREEMENTS AND COVENANTS AFTER
     CLOSING AND TAX MATTERS.........................................................   35
          7.1      Survival of Representations and Warranties........................   35
          7.2      Tax Matters.......................................................   36

ARTICLE VIII
     TERMINATION.....................................................................   39
          8.1      Termination by Mutual Consent.....................................   39
          8.2      Termination by Either Purchaser or Company........................   39

                                                                                       Page
                                                                                       ----
          8.3      Termination by Company............................................   39
          8.4      Termination by Purchaser..........................................   40
          8.5      Effect of Termination and Abandonment.............................   40
          8.6      Extension, Waiver.................................................   40

ARTICLE IX
     INDEMNIFICATION.................................................................   40
          9.1      Indemnification of Purchaser and Affiliates.  ....................   40

ARTICLE X
     GENERAL PROVISIONS..............................................................   44
          10.1      Notices..........................................................   44
          10.2      Brokers..........................................................   46
          10.3      Waiver...........................................................   46
          10.4      Expenses.........................................................   46
          10.5      Public Announcements.............................................   46
          10.6      Confidentiality..................................................   47
          10.7      Binding Effect...................................................   47
          10.8      Headings; Construction...........................................   48
          10.9      Entire Agreement.................................................   48
          10.10     Governing Law; Forum.............................................   48
          10.11     Counterparts.....................................................   48
          10.12     Pronouns.........................................................   48
          10.13     Exhibits Incorporated............................................   48
          10.14     Time of Essence..................................................   48
          10.15     Legal Costs......................................................   48
          10.16     Further Assurances...............................................   49

                                   EXHIBIT 2.5

                          REGISTRATION RIGHTS AGREEMENT

         THIS REGISTRATION RIGHTS AGREEMENT (the "Agreement"), dated as of ___________ __, 1999, is made by and among Philadelphia Consolidated Holding Corp., a Pennsylvania corporation (the "Company"), and Thomas Jerger, Dean Jerger, Richard M. Jerger, Jr. and Evelyn W. Jerger (each, a "Holder" and, collectively, the "Holders").

                                  INTRODUCTION

         A. A Plan and Agreement of Merger, dated as of _____________, 1999, has been entered into by and among the Company, TJC Acquisition Corp., a Delaware corporation (the "Merger Sub"), The Jerger Company, Inc., a Florida corporation ("Jerger") and the Holders other than Evelyn W. Jerger (the "Merger Agreement").

         B. Under the terms of the Merger Agreement, in addition to the other consideration contemplated thereunder, the Holders will be issued in the aggregate a certain number (the "Shares") of shares of the Common Stock (as defined below). The number of Shares issued to each Holder shall be set forth opposite the respective names of the Holders on Schedule 1 hereto. The issuances of the Shares to the Holders have not been registered under the Securities Act (as defined below).

         C. In order to induce the Company and the Merger Sub to enter into the Merger Agreement and to induce the Holders to enter into the Merger Agreement and to consummate the transactions contemplated thereby, the Holders and the Company hereby agree that this Agreement shall govern the rights and obligations of the Holders and the Company with respect to registration under the Securities Act of the Shares and certain other matters as set forth herein.

         NOW, THEREFORE, in consideration of the premises and intending to be legally bound, the parties hereto agree as follows:

         Section 1. Definitions.

                           The following terms shall have the following meanings
unless the context otherwise indicates:

                  (a) "Available Registration" means any time during which: (i) the Resale Registration Statement is effective, current in its disclosure and available for the registered resale of Shares in a transaction that is not registered under the Securities Act and (ii) the Company has not exercised any of its rights hereunder to require the Holders to defer or suspend their reliance on or other use of any such registration statement or to otherwise defer or suspend any resales of the Shares.

                  (b) "Business Day" means any day that is not a Saturday or Sunday or a day on which federal banking institutions in Philadelphia, Pennsylvania are authorized or required by law or executive order to close.

                  (c) "Closing Date" means the date of the Closing (as defined in the Merger Agreement).

                  (d) "Closing Date Anniversary" means the first Business Day that is on or after the one-year anniversary of the Closing Date.

                  (e) "Common Stock" means the common stock, no par value, of the Company.

                  (f) "Company" has the meaning given in the Preamble hereto.

                  (g) "Exchange Act" means the Securities Exchange Act of 1934, as amended.

                  (h) "Form S-3" means such form under the Securities Act as in effect on the date hereof or any registration form or procedure under the Securities Act, available for the transactions contemplated herein, that is subsequently adopted by the SEC and permits inclusion or incorporation of substantial information by reference to other documents filed, and to be filed prospectively, by the Company with the SEC.

                  (i) The terms "Holder" and "Holders" have the meanings given in the Preamble hereto.

                  (j) The terms "Indemnified Person" and "Indemnified Persons" have the meaning given in Section 7 hereof.

                  (k) "Merger Agreement" has the meaning given in the Recitals hereto.

                  (l) "Merger Sub" has the meaning given in the Recitals hereto.

                  (m) "Minimum Amount" means the number of Shares that constitutes greater than 50% of the Shares.

                  (n) "Nasdaq" means the Nasdaq National Market operated by The Nasdaq Stock Market, Inc.

                  (o) "NYSE" means the New York Stock Exchange, Inc.

                  (p) The terms "register," "registered" and "registration" refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act, and the declaration or ordering by the SEC of the effectiveness of such registration statement.

                  (q) "Registration Expenses" means all expenses incurred by the Company in complying with Section 2 hereof, including without limitation all registration and filing fees, printing expense, fees and disbursements of counsel and independent public accountants for the Company, fees and expenses (including counsel fees) incurred in connection with complying with state securities or "blue sky" laws (other than those which by law must be paid by the selling security holders), fees of securities exchanges or the National Association of Securities Dealers, Inc., fees of transfer agents and registrars, but excluding any Selling Expenses.

                  (r) "Registration Request" means a request by notice to the Company pursuant to Section 2 hereof for Resale Registration of the Shares.

                  (s) "Required Effectiveness Period" means a period of [TWO] years after the Resale Registration Statement first affords an Available Registration (such period to be extended for an additional number of Business Days equal to the number of Business Days during such period on which the right of any applicable Holder to sell Shares was suspended pursuant to Section 3(c) hereof); provided, however, that the Company may, in its sole discretion, terminate the Required Effectiveness Period prior to the end of the period set forth in the first clause of this paragraph if, at any time after the first anniversary of the date on which the Resale Registration Statement becomes effective, each Holder of the Shares with respect to which the Resale Registration Statement has been filed would be permitted, under Rule 144 promulgated under the Securities Act, to sell all of such Holder's Shares during any three month period.

                  (t) "Resale Registration" means the registration by the Company, on the Resale Registration Statement, pursuant to the Securities Act, of the Shares.

                  (u) "Resale Registration Statement" means a registration statement on Form S-3, registering, pursuant to Rule 415 under the Securities Act, or any successor provision, the resale of Shares by the Holders.

                  (v) "SEC" means the United States Securities and Exchange Commission.

                  (w) "Securities Act" means the Securities Act of 1933, as amended.

                  (x) "Selling Expenses" means all expenses related to the registration or sale of the Shares, other than the Registration Expenses, including, without limitation, all selling commissions and transfer taxes applicable to the sale of the Shares and any legal fees and expenses of counsel or other advisers and agents of the Holders of the Shares being registered.

                  (y) "Shares" has the meaning given in the Recitals hereto.

                  (z) "Trading Day" means any Business Day on whichever of the NYSE or Nasdaq is, as of such Business Day, the principal market for the Common Stock, is open for trading.

         Section 2. Resale Registration.

                  (a) At any time after the Closing Date, Holders of the Minimum Amount may submit a Registration Request for Resale Registration. Such Registration Request shall state the number of Shares to be registered and the intended plan of distribution thereof. The Company shall be obligated to file a Resale Registration Statement pursuant to this Section 2 on only one occasion. The Company shall be deemed to have satisfied its obligation under this Section 2 with respect to a Registration Request for Resale Registration if a Resale Registration Statement becomes effective under the Securities Act and remains effective for the applicable Required Effectiveness Period, or if the failure of the Resale Registration Statement relating to such Registration Request for Resale Registration to become or remain effective for such Required Effectiveness Period results primarily from any action or inaction of a Holder whose Shares are included in such Resale Registration Statement.

                  (b) Upon receipt of a Registration Request for Resale Registration, and upon the compliance by the Holders submitting such Registration Request with Section 6(b) hereof, and subject to the conditions and limitations of Section 3 hereof, the Company will use its commercially reasonable efforts to file a Resale Registration Statement as promptly as practicable. The Company shall give notice of any Registration Request for Resale Registration to all Holders who did not join therein and such Holders may become additional parties to such Registration Request for Resale Registration by giving the Company notice of their joinder within 10 days after the date of such notice by the Company.

                  (c) The Company shall use commercially reasonable efforts to maintain the effectiveness of the Resale Registration Statement for the Required Effectiveness Period, provided that Rule 415 promulgated under the Securities Act, or any successor rule promulgated under the Securities Act, permits an offering on a continuous or delayed basis.

         Section 3. Registration Procedures.

                  (a) The right to a Resale Registration is subject to the following conditions and limitations:

                           (i) Any individual Holder joining a Registration Request may withdraw such Holder's Shares from the Registration Request at any time prior to the time the registration statement becomes effective, provided that the Company may ignore a notice of withdrawal made within 24 hours of the time the registration statement becomes effective. Following such a withdrawal, the Company shall not take any further action to register the withdrawn Shares, and shall not be obligated to register any Shares if the number of non-withdrawn Shares is less than the Minimum Amount. However, except as otherwise provided in Section 3(b) hereof, a Registration Request, once made, shall count as having been made for purposes of Section 2(a) hereof, unless it is withdrawn by all Holders making such request within five days after having been made.

                           (ii) No Registration Request may be made within 90 days after (i) the effective date of a registration statement filed by the Company under the Securities Act covering a public offering of its equity securities or (ii) the date of a prospectus filed by the Company under the Securities Act in connection with a public offering of its equity securities.

                           (iii) The Company shall be permitted to use any registration form available to it for the registration of Shares, and shall not be obligated to include in the prospectus any information that may be incorporated by reference or that is not required to be included therein by the applicable registration form.

                  (b) If the Company is required by the provisions of Section 2 hereof to effect Resale Registration of any Shares, the Company will, as promptly as practicable:

                           (i) To the extent required by Section 2, and in accordance with the provisions thereof, prepare and file with the SEC a registration statement (which shall be on Form S-3, unless the Company does not qualify for use of Form S-3 in such registration, in which case such registration statement shall be on any other available form selected by the Company) with respect to such Shares and thereafter use commercially reasonable efforts to cause such registration statement to become effective as promptly as practicable.

                           (ii) Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective for the Required Effectiveness Period or such lesser period as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all Shares covered by such registration statement in accordance with the plan of distribution set forth in such registration statement.

                           (iii) Furnish to each Holder who has made the
Registration Request pursuant to which the Company effects the applicable registration statement such number of conformed copies of the registration statement and the prospectus included therein (including each preliminary prospectus) as each such Holder reasonably may request in order to facilitate the public sale of the Shares covered by such registration statement.

                           (iv) Upon receipt of such confidentiality agreements
as the Company may reasonably request, make available for inspection by each seller of Shares and any attorney, accountant or other agent retained by any such seller, all financial and other records, pertinent corporate documents and properties of the Company, and cause the Company officers, directors and employees to supply all information reasonably requested by any such seller, attorney, accountant or agent in connection with such registration statement, that in each case is necessary in order to confirm material disclosures contained in the registration statement or incorporated therein by reference; provided, that any such inspection shall occur during normal business hours, and that no such inspection or request need be allowed if it would present an unreasonable burden to the Company.

                           (vii) Give the selling holders of Shares two days
advance notice of its anticipated filing date of the registration statement and amendments thereto.

                           (viii) Use commercially reasonable efforts to cause
the Shares covered by such registration statement to be registered with or approved by such other governmental agencies or authorities as may be necessary to enable the seller or sellers thereof to consummate the disposition of such Shares.

                           (ix) Comply with all applicable rules and regulations
of the SEC.

                           (x) Provide a transfer agent for all the Shares
covered by such registration statement not later than the effective date of such registration statement.

                           (xi) Permit any holder of Shares covered by such
registration statement, who in the reasonable judgment of such holder might be deemed to be a controlling person of the Company, to participate through counsel reasonably acceptable to the Company in the preparation of such registration statement and, if specifically requested by such counsel, in discussions between the Company and the SEC with respect to such registration statement, and to include in such registration statement material, furnished to the Company in writing, which in the written opinion of such counsel is necessary to include in order to avoid potential liability for such holder.

                           (xii) Use commercially reasonable efforts to cause
all such Shares covered by such registration statement to be listed or quoted on the principal national securities exchange (including Nasdaq) on which similar securities issued by the Company are then listed or quoted, if the listing or quoting of such Shares is then permitted under the rules of such exchange.

                           (xiii) If there is a stop order relating to or
suspension of the effectiveness of the registration statement, use its commercially reasonable efforts to have the stop order or suspension of effectiveness withdrawn as promptly as practicable.

                           (xiv) Use commercially reasonable efforts to register
or qualify the Shares covered by such registration statement under the securities or blue sky laws of such jurisdictions as the sellers of Shares reasonably shall request; provided, however, that the Company shall not for any such purpose be required to qualify generally to transact business as a foreign corporation in any jurisdiction where it is not so qualified or to consent to general service of process or taxation in any such jurisdiction.

                  (c) Notwithstanding the foregoing, the Company may delay filing a registration statement otherwise required to be filed pursuant to this Agreement, and may withhold efforts to cause a registration statement covering Shares to become effective, if the Company determines in good faith that such registration statement might (i) interfere with or affect the negotiation or completion of any transaction that is being contemplated by the Company (whether or not a final decision has been made to undertake such transaction) at the time the right to delay is exercised, or (ii) involve initial or continuing disclosure obligations that might not be in the best interest of the Company's stockholders; provided, however, the Company may not delay filing such registration statement or withhold efforts to cause such registration statement to become effective for a period of more than one hundred twenty (120) days in the aggregate. If, after a registration statement becomes effective, the Company gives notice to the Holders of Shares covered by such registration statement that the Company considers it appropriate for the registration statement to be amended or supplemented, the Holders of such Shares shall suspend any further sales of their Shares until the Company gives notice to such Holders that the registration statement has been amended or supplemented. The Company agrees with the Holders that it will use its commercially reasonable efforts to amend or supplement the registration statement, as required to permit sales of the Shares covered thereby to resume as promptly as is practicable after it has given the notice referred to in the preceding sentence. In no event will the Company be required to update the registration statement after the date that its obligation to register Shares terminates pursuant to Section 5 hereof.

                  (d) In connection with each registration hereunder, each seller of Shares shall (i) furnish promptly to the Company in writing such information with respect to such seller and the proposed distribution by such seller as reasonably shall be requested by the Company in order to assure compliance with federal and applicable state securities laws, and (ii) comply with all applicable rules promulgated by the SEC or any securities exchange (including Nasdaq).

                  (e) If any registration statement covering Shares refers to any Holder by name or otherwise as the holder of any securities of the Company, then such Holder shall have the right to require (i) the insertion therein of language, in form and substance satisfactory to the Company (such satisfaction not to be withheld unreasonably), to the effect that such Holder's holding of Shares is not to be construed as a recommendation by such Holder of the investment quality of the Shares covered thereby and that such holding does not imply that such Holder will assist in meeting any future financial requirements of the Company, or (ii) in the event that such reference to such Holder by name or otherwise is not in the judgment of the Company, as advised by counsel, required by the Securities Act or any similar federal statute or any state "blue sky" or securities law then in force, the deletion of the reference to such Holder.

         Section 4. Expenses. The Company will pay all Registration Expenses. All Selling Expenses shall be borne by the participating Holders, in proportion to the number of Shares sold by each unless they otherwise agree among themselves.

         Section 5. Termination of Registration Rights. Notwithstanding the foregoing provisions, the Company's obligation to register Shares under this Agreement shall terminate as to any particular Shares (a) when such Shares have been sold in an offering registered under the Securities Act or in a sale exempt from registration under the Securities Act, (b) when such Shares shall have been effectively registered under the Securities Act for the Required Effectiveness Period, or (c) when a written opinion, to the effect that such Shares may be sold without registration under the Securities Act or applicable state law and without restriction as to the quantity and manner of such sales, shall have been received from counsel for the Company, which counsel is reasonably acceptable to the owner of such Shares.

         Section 6. Indemnification.

                  (a) In the event of any registration of Shares under the Securities Act pursuant to this Agreement, the Company will, and hereby does, indemnify and hold harmless, to the fullest extent permitted by law, the seller of any Shares covered by such registration statement, its directors and officers or general and limited partners (and the directors and officers thereof) and each other person, if any, who controls such seller within the meaning of the Securities Act (each, individually, an "Indemnified Person" and, collectively, the "Indemnified Persons"), against any and all losses, claims, damages or liabilities, joint or several, and expenses (including fees of counsel and any amounts paid in any settlement effected with the Company's consent, which consent shall not be unreasonably withheld) to which such Indemnified Persons may become subject under the Securities Act, common law or otherwise, insofar as such losses, claims, damages or liabilities (or actions or proceedings, whether commenced or threatened, in respect thereof), or expenses arise out of or are based upon (i) any untrue statement or alleged untrue statement of a material fact contained in any registration statement under which Shares were registered under the Securities Act or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, (ii) any untrue statement or alleged untrue statement of a material fact contained in any final or summary prospectus, together with the documents incorporated by reference therein (as amended or supplemented if the Company shall have filed with the SEC any amendment thereof or supplement thereto), or the omission or alleged omission to state therein a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, or (iii) any violation by the Company of any federal or state rule or regulation applicable to the Company and relating to action required of or inaction by the Company in connection with any such registration. The Company will reimburse Indemnified Persons for any reasonable legal or any other expenses reasonably incurred by any of them in connection with investigating or defending any such loss, claim, liability, action or proceeding. Notwithstanding the foregoing, the Company shall not be liable to any Indemnified Person to the extent that any such loss, claim, damage, liability (or action or proceeding, whether commenced or threatened, in respect thereof or expense arises out of or is based upon (i) any untrue statement or alleged untrue statement or omission or alleged omission made in reliance upon and in conformity with written information furnished to the Company by or on behalf of any Indemnified Person, for use in the preparation of the registration statement or (ii) the failure of any Indemnified Person to comply with any legal requirement applicable to any Indemnified Person to deliver a copy of a prospectus or any supplements or amendments thereto after the Company has made such documents available to such persons in requisite quantity on a timely basis to permit such delivery, and it is established that delivery of such prospectus, supplement or amendment would have cured the defect giving rise to such loss, claim, damage, liability or expense. Such indemnity and reimbursement of expenses shall remain in full force and effect following the transfer of Shares by such seller.

                  (b) The Company, as a condition to including any Shares in any registration statement filed in accordance with this Agreement, shall have received an undertaking reasonably satisfactory to it from the prospective seller of such Shares, to indemnify and hold harmless (in the same manner and to the same extent as set forth in Section 6(a) hereof) the Company and its directors and officers and each person controlling the Company within the meaning of the Securities Act and all other prospective sellers and their directors, officers, general and limited partners and respective controlling persons with respect to any statement or alleged statement in or omission from such registration statement, any final or summary prospectus contained therein, or any amendment or supplement thereto, if such statement or alleged statement or omission or alleged omission was made in reliance upon and in conformity with written information furnished to the Company or its representatives by or on behalf of such seller for use in the preparation of such registration statement. Notwithstanding the above, the amount of any losses, claims, damages, liabilities, or expenses to be paid by any seller of Shares shall not exceed the amount of proceeds received by such seller of Shares from the sale of such Shares.

                  (c) Promptly after receipt by an Indemnified Person hereunder of notice of the commencement of any action or proceeding with respect to which a claim for indemnification may be made pursuant to this Section 6, such Indemnified Person will, if a claim in respect thereof is to be made against an indemnifying party, give notice to the latter of the commencement of such action; provided, however, that the failure of any Indemnified Person to give notice as provided herein shall not relieve the indemnifying party of its obligations under this Section 6, except to the extent that the indemnifying party is actually prejudiced by such failure to give notice. If any such claim or action shall be brought against an Indemnified Person, and it shall give notice to the indemnifying party thereof, the indemnifying party shall be entitled to participate therein, and, to the extent that it wishes, jointly with any other similarly notified indemnifying party, to assume the defense thereof with counsel reasonably satisfactory to the Indemnified Person; and provided further that the indemnifying party shall not be entitled to so participate or so assume the defense if, in the Indemnified Person's reasonable judgment, a conflict of interest between the Indemnified Person and the indemnifying party exists in respect of such claim. After notice from the indemnifying party to such Indemnified Person of its election to assume the defense of such claim or action, the indemnifying party shall not be liable to the Indemnified Person under this Section 6 for any legal or other expenses subsequently incurred by the Indemnified Person in connection with the defense thereof unless the indemnifying party has failed to assume the defense of such claim or to employ counsel reasonably satisfactory to such Indemnified Person; and provided further, that the Indemnified Persons shall have the right to employ one counsel to represent such Indemnified Persons if, in such Indemnified Persons' reasonable judgment, a conflict of interest between the Indemnified Persons and the indemnifying parties exists in respect of such claim, and in that event the fees and expenses of such separate counsel shall be paid by the indemnifying party; and provided further, that if, in the reasonable judgment of any of the Indemnified Persons, a conflict of interest between such Indemnified Person and any other Indemnified Person exist in respect of such claims, such Indemnified Person shall be entitled to additional counsel or counsels and the indemnifying party shall be obligated to pay the fees and expenses of such additional counsel or counsels. No Indemnified Person will consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimants or plaintiffs to such Indemnified Person of a release from all liability in respect to such claim or litigation. No indemnifying party will be liable for any settlement effected without its prior written consent.

                  (d) If the indemnification provided for in this Section 6 is unavailable or insufficient to hold harmless an Indemnified Person under Section 6(a) and Section 6(b) hereof, then each indemnifying party shall contribute to the amount paid or payable by such Indemnified Person as a result of the losses, claims, damages or liabilities referred to in Section 6(a) and Section 6(b) hereof in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and the Indemnified Person on the other hand in connection with statements or omissions which resulted in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations. The relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the indemnifying party or the indemnified party and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such untrue statement or omission. The parties hereto agree that it would not be just and equitable if contributions pursuant to this
Section 6 were to be determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the first sentence of this Section 6. The amount paid by an Indemnified Person as a result of the losses, claims, damages or liabilities referred to in the first sentence of this Section 6 shall be deemed to include any legal or other expenses reasonably incurred by such Indemnified Person in connection with investigating or defending any action or claim (which shall be limited as provided in Section 6(c) hereof if the indemnifying party has assumed the defense of any such action in accordance with the provisions thereof which is the subject of this Section 6). No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

                  (e) The provisions of this Section 6 shall be in addition to any other rights to indemnification or contribution which any Indemnified Person may have pursuant to law or contract and shall remain in full force and effect following the transfer of the Shares by any such party.

         Section 7. Compliance with Rule 144. At the request of any holder of Shares who proposes to sell Shares in compliance with Rule 144 under the Securities Act, or any similar Rule, the Company shall forthwith furnish to such holder a written statement as to its compliance with the filing requirements of the SEC as set forth in such Rule. In addition, until such time as the Shares may be sold under Rule 144(k) the Company will make and keep public information available, as those items are understood and defined in Rule 144 and Rule 144A promulgated under the Securities Act.

         Section 8. Miscellaneous

                  (a) Binding and Benefit. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that no party may assign or transfer its rights or obligations under this Agreement without the prior written consent of the other parties hereto.

                  (b) Communications from Holders. If Shares are owned of record jointly by two or more persons, the Company may rely on any communication signed by one such person. The Company may ignore communications given by persons who purport to own Shares beneficially unless such communications are confirmed by a record owner, and it may ignore any communications from a record owner that conflict with previously received communications from another person who is at the relevant time also a record owner of the same Shares.

                  (c) Amendment and Waiver. Any provision of this Agreement may be amended and the observance thereof may be waived only with the written consent of the Company and each of the Holders. Failure of any party to exercise any right or remedy under this Agreement or otherwise, or delayed by a party in exercising such right or remedy, will not operate as a waiver thereof.

                  (d) Notices. Whenever notice is required to be given to any person under this Agreement, it shall be in writing and may be given to the person either personally or by sending a copy thereof by first class or express mail, postage prepaid, or by courier service, charges prepaid, or by facsimile transmission, to such person's address (or to such person's facsimile number) as set forth below. If the notice is sent by mail or courier service, it shall be deemed to have been given to the person to whom it is sent when deposited in the United States mail or with a courier service for delivery to that person. If the notice is sent by facsimile transmission, it shall be deemed to have been given to the person to whom it is sent when the person sending such notice receives electronic confirmation of receipt by the person to whom such notice was sent.

                                    If to the Company or the Merger Sub:

                                    Philadelphia Consolidated Holding Corp.
                                    One Bala Plaza, Suite 100
                                    Bala Cynwyd, PA 19004
                                    Attn: James J. Maguire
                                    Telephone:  (610) 617-7900
                                    Telecopy:  (610) 617-7600
                                    with a copy sent in the
                                    manner provided to:

                                    Wolf, Block, Schorr and Solis-Cohen LLP
                                    Twelfth Floor Packard Building
                                    111 South Fifteenth Street
                                    Philadelphia, Pennsylvania  19102
                                    Attention: Michael M. Sherman, Esquire
                                    Telephone:  (215) 977-2236
                                    Telecopy:  (215) 977-2334

                                    or, if sent after July 1, 1999:

                                    Wolf, Block, Schorr and Solis-Cohen LLP
                                    1650 Arch Street
                                    Philadelphia, PA 19103-2085
                                    Attn:   Michael M. Sherman, Esquire

                                    and

                                    If to any Holder:

                                    c/o____________________
                                    _______________________
                                    _______________________
                                    Attention: _______________________
                                    Telephone:  (___) __________
                                    Telecopy: (___) __________


                                    with a copy sent in the
                                    manner provided to:

                                    Fowler, White, Gilleni, Boggs, Villareal

                                    and Baker, P.A.
                                    501 E. Kennedy Blvd.
                                    Suite 1700
                                    Tampa, Florida 33602
                                    Attention: David Shobe, Esquire
                                    Telephone:  (813) 228-7411
                                    Telecopy: (813) 229-8313

                                    or at such other address as each party
                                    furnishes by notice given in accordance with this section.

                  (e) Governing Law. This Agreement shall be enforced, governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, notwithstanding any conflicts of laws provisions to the contrary.

                  (f) Merger. This Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof, and there are no representations, promises, warranties or other undertakings other than those set forth or referred to herein. This Agreement supersedes all prior agreements and understandings among the parties hereto with respect to the subject matter hereof.

                  (g) Gender, Etc. Words used herein, regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context indicates is appropriate.

                  (h) Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. If executed in multiple counterparts, this Agreement shall become binding when two or more counterparts hereto, individually or taken together, bear the signatures of all of the parties reflected hereon as the signatories. This Agreement, once executed by a party, may be delivered to the other party hereto by telephone line facsimile transmission of a copy of this Agreement bearing the signature of the party so delivering this Agreement.

                  (i) Provisions Separable. The provisions of this Agreement are independent of and separable from each other, and no provision shall be affected or rendered invalid or unenforceable by virtue of the fact that any other provision may be invalid or unenforceable in whole or in part for any reason.

                  (j) Amendments and Modifications. This Agreement may not be amended or modified other than by an agreement in writing signed by all of the parties.

                  (k) Number of Days. In computing the number of days for purposes of this Agreement, all days shall be counted, including Saturdays, Sundays and holidays; provided, however, that if the final day of any time period falls on any day that is not a Business Day, then the final day shall be deemed to be the next day which is a Business Day.

                  (l) Further Assurances. Each of the parties hereto agrees to execute and deliver all such other instruments and take all such other action as any party may reasonably request from time to time, before or after the Closing Date and without payment of further consideration, in order to effectuate the transactions provided for herein. The parties shall cooperate fully with each other and with their respective counsel and accountants in connection with any steps required to be taken as part of their respective obligations under this Agreement.

                  (m) Headings. The headings in the Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

                  IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.


                                         PHILADELPHIA CONSOLIDATED HOLDING CORP.



                                         By:   ______________________________
                                               Name:
                                               Title:


                                         HOLDERS:



                                         ______________________________
                                         Thomas Jerger



                                         ______________________________
                                         Dean Jerger



                                         ______________________________
                                         Richard M. Jerger, Jr.



                                         ______________________________
                                         Evelyn W. Jerger

                                   SCHEDULE 1

                  Name                                     Number
                  of Holder                                of Shares

                                                                               F
                                  EXHIBIT 2.16

                              EMPLOYMENT AGREEMENT

                  THIS EMPLOYMENT AGREEMENT (the "Agreement"), made as of _________ __, 1999, is entered into by TJC Acquisition Corp (the "Company"), a Delaware corporation, Philadelphia Consolidated Holding Corp., a Pennsylvania corporation ("PCHC"), and [Thomas][Dean] Jerger (the "Employee"), residing at _________ ____________________, Florida.

                                  INTRODUCTION

                  Employee has previously been employed by ____________________, a Florida corporation.

                  Pursuant to that certain Plan and Agreement of Merger, dated as of ___________, 1999, by and among Philadelphia Consolidated Holding Corp. ("PCHC"), a Pennsylvania corporation, TJC Acquisition Corp. ("TJC"), The Jerger Company, Inc. and Thomas Jerger, Dean Jerger, Richard M. Jerger, Jr. and Evelyn
W. Jerger (the "Merger Agreement"), The Jerger Company, Inc. was merged with and into TJC. The Company and/or its affiliates intends to engage in the business of mobile home insurance and related activities (the "Business"). In conducting the Business, the Company desires to employ the Employee, and the Employee desires to be employed by the Company, on the terms and conditions set forth below in this Employment Agreement. In consideration of the mutual covenants and promises contained herein, the parties agree as follows:

                  1. Term of Employment. The Company hereby agree to employ the Employee, and the Employee hereby accepts employment with the Company, upon the terms set forth in this Agreement, for a period (the "Employment Period") of five years, commencing on the date hereof and ending on the fifth anniversary of the date hereof.

                  2. Title/Capacity. The Employee shall serve as [President][Executive Vice President] of the Company. The Employee shall be subject to the supervision of and shall have the authority as is delegated to him by the Board of Directors or the chief executive officer of PCHC. Employee's responsibilities shall be of an executive nature and shall include, but are not limited to, the customary duties, responsibilities and privileges of a [chief] executive officer of a Company of similar size and circumstance. [Insert for Tom Jerger -- For so long as Employee is employed pursuant to the terms of this Employment Agreement, Employee shall be nominated, commencing with PCHC's 2000 annual meeting of shareholders, to serve as a director of PCHC as a part of PCHC's management slate of directors, and PCHC shall use its reasonable efforts to cause Employee to be elected as a director of PCHC for so long as he is so employed.]

                  The Employee hereby accepts such employment and agrees to undertake the duties and responsibilities inherent in such position and such other duties and reasonable responsibilities as the Board or the chief executive officer of PCHC shall from time to time reasonably assign to him. Employee agrees to devote his entire business time, attention and energies to the business and interests of the Company and TJC during the Employment Period. The Employee agrees to abide by the rules, regulations, instructions, personnel practices and policies of the Company as set forth in the Employee Manual or otherwise provided to the Employee in writing, and any reasonable changes therein that may be adopted from time to time by the Company. Without limiting the foregoing, the Employee shall be entitled to participate in all negotiations of PCHC for reinsurance of personal lines business.

                  The Employee represents and warrants to the Company that Employee is free to accept his employment hereunder and that Employee has no prior or other obligations or commitments of any kind to anyone other than to the Company that would in any way hinder or interfere with Employee's acceptance of or the full uninhibited and faithful performance of Employee's employment hereunder or the best exercise of Employee's efforts as an employee of the Company.

                  In the performance of his duties hereunder, Employee shall not be required to relocate his office or his principal place of business outside of Pinellas County, Florida.

                  3. Compensation and Benefits.

                           3.1 Compensation. Provided that the Employee remains
employed by the Company, the Company will pay the Employee at the rate of $[210,000 for Tom; $180,000 for Dean] per year, less taxes and deductions required by law (the "Base Compensation"). The Base Compensation will be paid in installments in accordance with the Company' regular pay practices and may be increased from time to time by the Company's Board of Directors, but there is no obligation to do so.

                           3.2 Fringe Benefits. The Employee shall be entitled
to the same fringe benefits as are generally available to executive officers of PCHC plus those set forth in Exhibit "B" hereto.

                           3.3 Bonus. The Company will pay employee a bonus (the
"Bonus"), minus applicable taxes and other deductions required by law if and to the extent earned in accordance with the schedule attached hereto as Exhibit "A".

                           The Bonus, if earned, is payable to Employee sixty
days after the end of the Company's fiscal year if and only if the Employee is still employed by the Company as of the end of such fiscal year. If Employee is not employed by the Company as of such time or if the set goals/targets are not met, no bonus will be paid to Employee except to the extent set forth in Section
5.2 hereof. The computation of the Net Operating Income of the Company referred to in the Exhibit "A" hereto shall be computed in the same fashion that the 1999/00 Post Closing Period Reviewed Income Statement under the Merger Agreement is prepared by PCHC and reviewed by its regularly employed independent public accountants in accordance with generally accepted accounting principles consistently applied, except as modified by the definition of the 1999/00 Post Closing Period Reviewed Income Statement as contained in the Merger

Agreement, and such computation shall be final, binding and conclusive upon the parties. Such computation shall be in writing and shall be sent to the Company and the Employee by such accounting firm as promptly as practicable after the end of each of TJC's fiscal years ending December 31, 2000.

                           3.4 Vacation and Sick Days. Employee shall be
entitled to four weeks paid vacation during each year (in addition to holidays observed by the Company and sick days in accordance with the Company's then prevailing policy). A vacation day shall not include days spent out of the office by Employee where Company customers, vendors or suppliers are entertained, even if such events are sponsored by the vendor, supplier or customer. Additionally, the Employee shall be entitled to begin employment with 15 sick days accrued representing the maximum number of days which could be carried over by Employee as of the date hereof.

                           3.5 Employee shall be entitled to be reimbursed for
his reasonable business expenses incurred in connection with the performance of Employee's duties hereunder (including, without limitation, service as a director of PCHC) in accordance with the Company's and PCHC's normal business expense reimbursement policies.

                  4. Employment Termination. The employment of the Employee with the Company pursuant to this Agreement shall terminate upon the occurrence of any of the following:

                           4.1 At the election of the Company, for Cause,
immediately upon written notice by the Company to the Employee. For purposes of this Section 4.1, "Cause" means (i) any breach by the Employee of this Agreement not cured within 15 days after notice thereof is sent by Company to Employee, except that no such notice need be sent more than twice in any twelve month period, (ii) any violation of any expressed lawful direction or any reasonable rule or regulation established by the Company from time to time regarding the conduct of its business of which the Employee has notice, (iii) gross negligence or malfeasance by the Employee in the performance of his duties hereunder, (iv) the conviction of Employee for any felony or crime involving moral turpitude,
(v) intoxication or illegal drug use or (vi) the intentional taking or intentional omission to take any other action or actions in the performance of his duties hereunder which cause or substantially contribute to the material deterioration in the business of the Company or any of its affiliates or is otherwise materially disruptive of its business or affairs, provided that (a) actions by the Employee in good faith with the consent of the Chief Executive Officer of PCHC or pursuant to business plans approved by the Board of Employer shall not be deemed to be in breach of this agreement; and (a) with respect to any action claimed by Employer to constitute "cause" other than the action in clause (iv) above, the Employer must first give the Employee notice of the facts alleged to constitute "cause" and an opportunity to cure the same before taking action to terminate this Agreement . No waiver by the Company of any default by Employee by his engaging in any of the above acts or breach by him of his covenants and obligations under this Agreement shall be deemed a waiver of any future breach or default, whether or not such breach or default is of the same nature.

                           4.2 the death of the Employee;

                           4.3 At the election of Employee, for Good Reason,
upon not less than [thirty] days' prior written notice of termination. For purposes of this Section 4.3 "Good Reason" means: (i) any material and adverse change in the nature of Employee's responsibilities or duties hereunder, or in the level of secretarial support staff and office accommodations available to Employee, or (ii) any breach by the Company of this Agreement not cured within 15 days after notice thereof is sent by Employee to Company. No waiver by Employee of any default by the Company by its engaging in any of the above acts or breach by the Company of its covenants and obligations under this Agreement shall be deemed a waiver of any future breach or default, whether or not such breach or default is of the same nature.

                           4.4 The Employee becomes permanently disabled or
temporarily disabled for a period of longer than six months in any twelve month period (not necessarily consecutive days) and in either case the disability is such that the Employee is unable to perform the essential functions of his position with or without any reasonable accommodation the Company is then required to provide by law. Employee acknowledges that based upon his position it would be an undue hardship for the Company to hold his position open if he were unable to perform his duties for more than six months in any twelve month period. Whether or not Employee is disabled shall be determined in accordance with the provisions of Employer's disability insurance policy.

                  5. Effect of Termination.

                           5.1 Termination for Cause. In the event that the
Employee's employment is terminated for Cause pursuant to Section 4.1, by the death of Employee or by Employee (except for Good Reason pursuant to Section 4.3), the Company shall pay to the Employee the Base Compensation and benefits otherwise payable to him through the date of termination and shall have no other obligation hereunder, including, without limitation, any obligation to pay any Bonus for with respect to any fiscal year of TJC ending after the date of; provided, however, that in the case of termination on account of the death of Employee on or prior to December 31, 2000, Employee shall also pay to Employee's estate a pro-rata portion of any Bonus which would otherwise have been payable under Section 3.3 for the period ending December 31, 2000 prorated based upon dividing the number of months Employee was employed either with The Jerger Company or Employer between January 1, 1999 and December 31, 2000, at such times as such Base Compensation and Bonus would otherwise be due and payable hereunder absent such termination.

                           5.2 Termination without Cause. In the event that the
Employee's employment is terminated by Company without Cause or if Employee terminates his employment for Good Reason, the Company shall pay to the Employee
(i) the unpaid Base Compensation through the end of this Agreement and (ii) any Bonus which would otherwise have been payable under Section 3.3 for the period ending December 31, 2000 prorated based upon dividing the number of months Employee was employed either with The Jerger Company or Employer between January 1, 1999 and December 31, 2000, at such times as such Base Compensation and Bonus would otherwise be due and payable hereunder absent such termination.

                           5.3 Termination for Disability. In the event that the
Company terminates the Employee's employment with the Company pursuant to
Section 4.4, the Company shall pay to the Employee (i) compensation and benefits (to the extent permitted by the applicable insurance agreements and plan documents) otherwise payable to him under Section 3 (except for Bonus payments) for a six month period following the effective termination date, reduced by any payments made to Employee on account of any disability insurance or workers' compensation payments at the same time such amounts would be paid if his employment had not been terminated and (ii) a pro-rata portion of any Bonus which would otherwise have been payable under Section 3.3 for the period ending December 31, 2000 prorated based upon dividing the number of months Employee was employed either with The Jerger Company or Employer between January 1, 1999 and December 31, 2000, at such times as such Base Compensation and Bonus would otherwise be due and payable hereunder absent such termination. Such payments attributable to Base Compensation will be based upon the Base Compensation being paid to Employee at the time of the termination of his employment. Thereafter, Employee will be entitled to the benefits under the Company's disability plan.

                           5.4 Survival. The provisions of Sections 5, 6 and 7
shall survive the termination of this Agreement.

                  6. Non-Compete.

                           (a) The Employee acknowledges that he is bound and
will continue to be bound by the non-competition, non-solicitation and other provisions contained in Section 2.22 of the Merger Agreement for the term specified therein.

                           (b) Employee acknowledges and agrees that all
memoranda, notes, records and other documents made or compiled by the Company or made available to Employee during the term hereof concerning the Company's business or that of any affiliate(s) and/or subsidiaries shall be the Company's property and shall be delivered by Employee to the Company upon the expiration or termination of Employee's employment under this Agreement, or at any other time upon the request of the Employer. Upon the termination or expiration of Employee's employment, Employee shall, however, be entitled to take with him any personal papers or possessions located in his office otherwise located on the Company's property.

                           (c) The services rendered by Employee are
extraordinary and unique and the Company will have suffered irreparable damages if Employee commits a breach of this Section 6. The Company then will be without an adequate remedy at law and will, therefore, in the event of such a breach, be entitled, in addition to damages, to an injunction restraining the Employee from committing or continuing any said violation under this Section of the Agreement as well as such other legal remedies as are equitable and just under the circumstances.

                  7. Proprietary Information.

                           (a) The Employee agrees that all information and
know-how, whether or not in writing, of a private, secret or confidential nature concerning the Company's business or financial affairs (collectively, "Proprietary Information") may include inventions, products, processes, methods, techniques, formulas, compositions, pricing, projects, developments, plans, research, financial data, personnel data, computer programs, customer and data on or related to past, present or prospective suppliers or customers including lists, names and addresses of employees, shipping and delivery information, purchasing and selling information and data, selling, legal and accounting methods, policies, procedures, strategies or techniques. The Employee will not disclose any Proprietary Information to others outside the Company or use the same for any unauthorized purposes without written approval by an Executive Officer of the Company, either during or after his employment, unless and until such Proprietary Information has become public knowledge without fault by the Employee.

                           (b) The Employee agrees that all files, letters,
memoranda, reports, records, data, sketches, drawings, program listings, or other written, photographic, electronic or other tangible material containing Proprietary Information, whether created by the Employee or others, which shall come into his custody or possession, shall be and are the exclusive property of the Company to be used by the Employee only in the performance of his duties for the Company.

                           (c) Upon termination of said employment, Employee
shall promptly deliver to the Company, all files, letters, memoranda, reports, records, (computer and otherwise) data, sketches, drawings, program listings, or other written, photographic, electronic or other tangible material containing Proprietary Information, and copies thereof, and all other materials of a secret, confidential or proprietary nature relating to the Company's business and which are in the possession or under the control of Employee.

                  8. Mandatory and Binding Arbitration. In the event a dispute cannot be resolved amicably, the parties mutually recognize and agree that it will be to their best interests that their differences be solved with a minimum of time and money being expended, commensurate with a due process hearing. To this end, the parties agree that they will not file any lawsuits, charges or claims against each other without first submitting their grievances to mandatory and binding arbitration. Any controversy arising out of, or relating to, this Agreement or any modification or extension thereof, including any claim for damages or rescission, or both, shall be settled by arbitration as provided by the Pennsylvania Uniform Arbitration Act and/or the United States Arbitration Act, in Philadelphia, Pennsylvania, in accordance with the rules, regulations and precepts then existing of the American Arbitration Association (AAA) in connection with commercial arbitration. (Nothing contained in Section 8 shall prevent either party from seeking from a Court of competent jurisdiction a Temporary Restraining Order and/or a Preliminary Injunction where such Order of Injunction is necessary to the protection of such parties' interest).

                  Judgment upon the award rendered by the arbitrator(s) may be entered in any state or Federal court having jurisdiction thereof. The parties further agree that all costs, including the AAA administrative fee as well as the arbitrator's fees, if any, stenographic records and all other expenses of the arbitration, shall be borne equally by the parties. Further, as part of the award, the prevailing party shall be awarded reasonable attorney's fees against the losing party.

                  In case of such dispute, difference, or question, the party seeking resolution shall send to the other party a registered letter asking for arbitration and appointing its arbitrator. Within thirty (30) days, the other party shall indicate the name of its own arbitrator, failing which, such arbitrator shall be appointed by the American Arbitration Association or any successor thereof.

                  The two arbitrators so appointed shall meet within fifteen
(15) days after appointment of the last arbitrator, and they shall choose a third arbitrator, and if they do not agree within one (1) month on the choice of such third arbitrator, such third arbitrator shall be appointed by the American Arbitration Association or any successor thereof.

                  The decision shall be made by the majority of the arbitrators. The seat of the arbitration shall be in Philadelphia, Pennsylvania.

                  The parties mutually agree that the Arbitrators shall, upon the application of either party, permit reasonable discovery in accordance with the Rules of Court which demand for discovery may be enforced by a party of the Arbitration upon application to the Court for aid in arbitration. The situs of depositions of parties themselves and their employees shall be at their respective principal places of business.

                  The parties consent to the jurisdiction of the state courts of Pennsylvania and/or the United States District Court of the Eastern District of Pennsylvania for all purposes in connection with arbitration. The parties further consent that any process or notice of motion or other application of either of said courts, and any paper in connection with arbitration, may be served by certified mail, return receipt requested, or by personal service or in such other manner as may be permissible under the rules of the applicable court or arbitration tribunal, provided a reasonable time for appearance is allowed.

                  9. Notice. All notices required or permitted under this Agreement shall be in writing and shall be deemed effective upon personal delivery or upon deposit in the United States Post Office, by registered or certified mail, overnight courier, postage prepaid, addressed to the other party, to the address shown above, or to such address or addresses as either party shall designate to the other in accordance with this Section 9.

                  10. Pronouns. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular forms of the nouns and pronouns shall include the plural, and vice versa.

                  11. Entire Agreement. This Agreement constitutes the entire agreement between the parties and supersedes all prior agreements and understandings, whether written or oral, relating to the subject matter of this Agreement.

                  12. Amendment. This Agreement may be amended or modified only by a written instrument executed by both the Company and the Employee.

                  13. Governing Law. This Agreement shall be construed, interpreted and enforced in accordance with the laws of the Commonwealth of Pennsylvania.

                  14. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of both parties and their respective successors and assigns, including any corporation with which or into which the Company may be merged or which may succeed to its assets or business; provided, however, that the obligations of the Employee are personal and shall not be assigned by him.

                  15. Miscellaneous.

                           15.1 No delay or omission by the Company or Employee
in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Company or Employee on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

                           15.2 The captions of the sections of this Agreement
are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.

                           15.3 In case any provision of this Agreement shall be
invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

                  IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year set forth above.

                                             TJC ACQUISITION CORP.

                                             By : ______________________________
                                                  Name:
                                                  Title:

                                             PHILADELPHIA CONSOLIDATED HOLDING
                                             CORP.

                                             By : ______________________________
                                                  Name:
                                                  Title:

Witness:


_____________________________                     ______________________________
                                                         [Name of Employee]

                                   EXHIBIT "A"

1. For the period ending December 31, 2000, Employee will be entitled to a bonus equal to [53.85% for Tom; 46.15% for Dean] of the amount by which the Company's 1999/00 Combined and Consolidated Net Operating Income (as defined in the Merger Agreement) exceeds $10,623,083 up to a maximum bonus for such period of [$700,000 for Tom; $600,000 for Dean].

2. For each fiscal year of the Company beginning after December 31, 2000, Employee shall be entitled to an annual bonus equal to [53.85% for Tom; 46.15% for Dean] of the amount by which the Company's Net Operating Income for such fiscal year exceeds 115% of the Company's Net Operating Income for the immediately preceding fiscal year, up to a maximum bonus of [$350,000 for Tom; $300,000 for Dean].